                                                                 FILE NO. 69-250



                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.


                                   FORM U-3A-2


                      Statement by Holding Company Claiming
                      Exemption under Rule U-3A-2 from the
                    Provisions of the Public Utility Holding
                               Company Act of 1935




                      To be Filed Annually Prior to March 1





TECO Energy, Inc., TECO Power Services Corporation and Hardee Power I, Inc., hereby file with the Securities and Exchange Commission, pursuant to Rule 2, their statements claiming exemption as holding companies from the provisions of the Public Utility Holding Company Act of 1935 (the "Act") and submit the following information:

1. Name, State of organization, location and nature of business of claimants and every subsidiary thereof, other than any exempt wholesale generator
       (EWG) or foreign utility company in which claimants directly or indirectly hold an interest.

       Claimant, TECO Energy, Inc. ("TECO Energy"), is a corporation organized on January 15, 1981 under the laws of the State of Florida and a holding company exempt from registration pursuant to Rule 2 under the Act (File no. 69-250). TECO Energy conducts no business and owns no operating assets, but does own directly or indirectly the common stock of, or a partnership interest in, 93 subsidiaries, including Tampa Electric Company, a public utility company for purposes of the Act. All of the subsidiaries are organized under the laws of Florida with the exception of Electro-Coal Transfer Corporation, which is a Louisiana corporation; TECO Coal Corporation, Gatliff Coal Company, Clintwood Elkhorn Mining Company, Pike-Letcher Land Company, Premier Elkhorn Coal Company, Bear Branch Coal Company and Raven Rock Development Corporation, which are Kentucky corporations; Rich Mountain Coal Company, which is a Tennessee corporation; TECO Coalbed Methane, Inc. and Whaleco, Inc, which are Alabama corporations; TECO Propane Ventures LLC which is a Deleware limited liability company; and those noted in the following paragraph.

       Claimant, TECO Power Services Corporation ("TECO Power"), is a corporation organized on May 26, 1987 under the laws of the State of Florida and a holding company exempt from registration pursuant to Rule 2 under the Act (File no. 69-250). TECO Power owns no operating assets, but does own directly or indirectly the common stock of, or a partnership interest in, 54 subsidiary companies. Twelve of the subsidiaries, including TPS Guatemala One, Inc., are organized under the laws of Florida. Hamakua Energy Partners L.P. is organized under the laws of Hawaii. TM ECK, L.L.C.; TM Delmarva Power L.L.C.; TMPV Caledonia L.L.C.; Triangle Finance Company, L.L.C.; TM Global Power, L.L.C.; Mosbacher Power International, L.L.C.; TM Power Ventures, L.L.C.; Mosbacher Power Group, L.L.C.; TM Turkish Holdings L.L.C. and TM Czech Power, LLC are organized under the laws of Delaware. TPS Operaciones de Guatemala, Limitada; TPS de Ultramar Guatemala, S.A.; Distribucion Electrica CentroAmericana II, S.A. "DECA II"; TPS Administraciones, Limitada and Generadora Electrica CentroAmericana, Limitada are organized under the laws of Guatemala. TPS International Power, Inc.; Tasajero I, LDC; TPS San Jose International, Inc.; TPS San Jose, LDC; San Jose Power Holding Company, Ltd.; TPS de Ultramar, Ltd.; TPS Escuintla I, LDC; TPS Pavana, Ltd.; TPS Palmera, LDC and CPC Limited Partnership are all organized under the laws of the Cayman Islands. Palm Import and Export Corporation, Bear Energy Corporation and RAM Power India I, Ltd. (International Business Companies) are organized under the laws of the British Virgin Islands. TM Kladno, B.V., Nations

       Kladno, B.V., Nations Kladno II B.V. and Matra Powerplant Holdings, B.V. are organized under the laws of The Netherlands. Mosbacher Power Brasil, Ltda. is organized under the laws of Brazil. Cambodia Power Company is organized under the laws of Cambodia. Nuh Yapi urunleri ve Mabina Sanayi a.s. is organized under the laws of Turkey. TM Kladno Electricidad s.r.l. is organized under the laws of Spain.

       Claimant, Hardee Power I, Inc. ("Hardee Power I"), is a corporation organized on March 21, 1990 under the laws of the State of Florida and a holding company exempt from registration pursuant to Rule 2 under the Act (File no. 69-250). Hardee Power I, owns no operating assets, but does own a general partnership interest in Hardee Power Partners, Ltd. ("Hardee Power Partners"), a public utility company for purposes of the Act. Hardee Power Partners is a limited partnership organized under the laws of Florida. Hardee Power I is a direct wholly owned subsidiary of TECO Power and has no subsidiaries or partnership interests other than a partnership interest in Hardee Power Partners.

       TECO Energy previously applied for and received an order pursuant to Sections 9(a)(2) and 10 of the Act approving its direct or indirect acquisition of up to 100% of the voting securities of Hardee Power Partners. (See Act Release No. 35-25199). Other than Hardee Power Partners, no subsidiary of TECO Power or Hardee Power I is a public utility company for purposes of the Act.

       The principal business address, location and nature of business of the claimants and each of the other affiliated entities are as follows:

Name and address                             Location and nature of business
----------------                             -------------------------------
TECO Energy, Inc.                            Florida.  Parent company.
(TECO Energy)
TECO Plaza
702 North Franklin Street
Tampa, FL 33602

Tampa Electric Company(1)                    Florida.  Through its electric
(Tampa Electric)                             division, operates as an
TECO Plaza                                   electric utility serving West
702 North Franklin Street                    Central Florida.  Through its
Tampa, FL 33602                              Peoples Gas System division,
                                             operates as a local natural gas
                                             distribution business serving
                                             territories in Florida.

Name and address                               Location and nature of business
----------------                               -------------------------------
   TERMCO, Inc.                                Florida.  Acts as exclusive
   (TERMCO)                                    broker for Tampa Electric
   TECO Plaza                                  in the purchase and sale
   702 N. Franklin Street                      of real property.
   Tampa, FL 33602

   Power Engineering &                         Florida.  Engaged in the
   Construction, Inc.                          engineering and construction of
   (PEC)                                       transmission and distribution
   TECO Plaza                                  facilities outside of Tampa
   702 N. Franklin Street                      Electric's retail service
   Tampa, FL 33602                             territory.

TECO Investments, Inc.(1)                      Florida. Invests capital
(TECO Investments)                             in short- and long-term
TECO Plaza                                     financial investments.
702 North Franklin Street
Tampa, FL 33602

Bosek, Gibson and Associates,                  Florida and California.
Inc.(1)                                        Energy services company which
(BGA)                                          performs engineering analysis,
TECO Plaza                                     design and construction
702 North Franklin Street                      management.
Tampa, FL 33602

   BGA Special Project One                     Florida.  Limited partner of
   (Special Project One)                        TECO/BGA Limited.
   TECO Plaza
   702 North Franklin Street
   Tampa, FL 33602

   TECO/BGA, Inc.                              Florida.  General partner of
   (TECO/BGA)                                  TECO/BGA Limited.
   TECO Plaza
   702 North Franklin Street
   Tampa, FL 33602

     TECO/BGA Limited                          Florida.  Limited partnership
     (TECO/BGA Limited)                        which owns and operates a
     TECO Plaza                                chilled water facility in
     702 North Franklin Street                 Tampa.
     Tampa, FL 33602

TECO Inventory Company (1)                     Florida. Operations
(Formerly known as TeCom Inc.)(7)              discontinued in 1999.
(TECO Inventory Company)
TECO Plaza
702 North Franklin Street
Tampa, FL  33602

Name and address                               Location and nature of business
----------------                               -------------------------------
TECO Finance, Inc.(1)                          Florida. Provides financing
(TECO Finance)                                 for the diversified
TECO Plaza                                     activities of TECO Energy.
702 North Franklin Street
Tampa, FL 33602

TECO Oil & Gas, Inc.(1)(4)                     Texas.  Operations
(TECO Oil & Gas)                               discontinued in 1998.
TECO Plaza
702 North Franklin Street
Tampa, FL 33602

TECO Diversified, Inc.(1)                      Florida.  Holding company.
(TECO Diversified)
TECO Plaza
702 North Franklin Street
Tampa, FL 33602

   TECO Coal Corporation                       Kentucky.  Holding company.
   (TECO Coal)
   200 Allison Blvd.
   Corbin, KY 40701

      Bear Branch Coal Company                 Kentucky.  Coal mining.
      (Bear Branch)
      200 Allison Boulevard
      Corbin, KY 40701

      Raven Rock Development                   Kentucky.  Real estate
      Corporation                              development investment.
      (Raven Rock)
      200 Allison Boulevard
      Corbin, KY 40701

      Clintwood Elkhorn Mining                 Kentucky.  Coal mining and
      Company                                  processing.
      (Clintwood)
      200 Allison Boulevard
      Corbin, KY 40701

      Gatliff Coal Company                     Kentucky and Tennessee. Coal
      (Gatliff)                                mining and processing.
      200 Allison Boulevard
      Corbin, KY 40701

      Pike-Letcher Land Company                Kentucky.  Land management.
      (Pike-Letcher)
      200 Allison Boulevard
      Corbin, KY 40701

Name and address                               Location and nature of business
----------------                               -------------------------------
      Premier Elkhorn Coal Company              Kentucky.  Coal mining and
      (Premier Elkhorn)                         processing.
      200 Allison Boulevard
      Corbin, KY 40701

      Rich Mountain Coal Company                Tennessee.  Coal mining.
      (Rich Mountain)
      200 Allison Boulevard
      Corbin, KY 40701

   TECO Coalbed Methane, Inc.                   Alabama.  Participates in
   (TECO Coalbed Methane)                       the production of natural
   TECO Plaza                                   gas from coal seams.
   702 North Franklin Street
   Tampa, FL  33602

   TECO Properties Corporation                  Florida.  Real estate
   (TECO Properties)                            investment.
   TECO Plaza
   702 North Franklin Street
   Tampa, FL 33602

      CPSC, Inc.                                Florida.  General partner
      (CPSC)                                    of City Plaza Partners,
      TECO Plaza                                a limited partnership which was
      702 N. Franklin Street                    involved in real estate
      Tampa, FL 33602                           investment and is now
                                                dissolved.

      30th Street R&D Park, Inc.                Florida.  Real estate
      (30th Street R&D)                         investment.
      TECO Plaza
      702 N. Franklin Street
      Tampa, FL  33602

      UTC II, Inc.(5)                           Florida.  Real estate
      (UTC II)                                  investment.
      TECO Plaza
      702 N. Franklin Street
      Tampa, FL  33602

      Brandon Properties Partners,              Florida.  Real estate
      Ltd.                                      investment.
      (Brandon Properties)
      TECO Plaza
      702 N. Franklin Street
      Tampa, FL 33602

Name and address                               Location and nature of business
----------------                               -------------------------------
      Southshore Residential, Inc.             Florida.  Limited partner of
      (Southshore Residential)                 South Shore Properties
      TECO Plaza                               Partners, Ltd.
      702 North Franklin Street
      Tampa, FL 33602

         South Shore Properties                Florida. Real estate
         Partners, Ltd.                        investment.
         TECO Plaza
         702 North Franklin Street
         Tampa, FL 33602

   TECO Transport Corporation                  Florida. Holding company.
   (TECO Transport)
   TECO Plaza
   702 N. Franklin Street
   Tampa, FL 33602

      Electro-Coal Transfer                    Louisiana.  Transfers and
      Corporation                              stores coal and other bulk
      (Electro-Coal)                           commodities.
      TECO Plaza
      702 N. Franklin Street
      Tampa, FL 33602

      G C Service Company, Inc.                Florida.  Unloads coal from
      (G C Service)                            ocean-going vessels and
      TECO Plaza                               repairs vessels.
      702 N. Franklin Street
      Tampa, FL 33602

      Gulfcoast Transit Company                Florida.  Transports coal and
      (Gulfcoast)                              other bulk commodities in
      TECO Plaza                               ocean-going vessels to various
      702 N. Franklin Street                   domestic and international
      Tampa, FL 33602                          destinations.

      Mid-South Towing Company                 Mississippi, Ohio and Illinois
      (Mid-South)                              rivers.  Transports coal
      TECO Plaza                               and other bulk commodities
      702 North Franklin Street                in river barges.
      Tampa, FL 33602

      TECO Towing Company                      Mississippi, Ohio and Illinois
      (TECO Towing)                            rivers.  Charters river barges
      TECO Plaza                               and purchases fuel for
      702 North Franklin Street                subsequent resale to affiliated
      Tampa, FL 33602                          companies.

Name and address                               Location and nature of business
----------------                               -------------------------------
Peoples Gas Company(1)                         Florida.  Liquefied petroleum
(Peoples Gas)                                  gas retail sales.
TECO Plaza
702 North Franklin Street
Tampa, FL 33602

Peoples Sales & Service Company(1)             Florida.  Non-operating
(Peoples Sales & Service)                      company.
TECO Plaza
702 North Franklin Street
Tampa, FL 33602

TECO Propane Properties, Inc.(1)               Florida.  Real estate holding
(TECO Propane Properties)                      company.
TECO Plaza
702 North Franklin Street
Tampa, FL 33602

TECO Propane Ventures, LLC                     Delaware.  Non-operating
(TECO Propane Ventures)                        company.
TECO Plaza
702 North Franklin Street
Tampa, FL 33602

Suwannee Gas Marketing, Inc.(1)                Florida.  Holding company.
(Suwannee Gas)
TECO Plaza
702 North Franklin Street
Tampa, FL 33602

   TECO Gas Services, Inc.                     Florida. Buys and sells natural
   (TECO Gas Services)                         gas supplies.  Does not own or
   TECO Plaza                                  operate any facilities for the
   702 North Franklin Street                   distribution of natural or
   Tampa, FL 33602                             manufactured gas at retail.

   Florida Natural Fuels, Ltd.                 Florida. Sells compressed
   (Florida Natural Fuels)                     natural gas as motor fuel.
   TECO Plaza
   702 North Franklin Street
   Tampa, FL 33602

   Seminole Gas Marketing                      Florida.  General partnership
   (Seminole Gas)                              which markets natural gas to
   P.O. Box 2563                               end-users.  Does not own or
   1900 5th Avenue North                       operate any facilities for the
   Birmingham, AL 35202                        distribution of natural or
                                               manufactured gas at retail.

Name and address                               Location and nature of business
----------------                               -------------------------------
Peoples Gas System (Florida),                  Florida.  Name-holding company
Inc. (1)                                       with no operations.
TECO Plaza
702 North Franklin Street
Tampa, FL 33602

Whaleco, Inc.(1)                               Alabama.  Non-operating
(Whaleco)                                      company.
TECO Plaza
702 North Franklin Street
Tampa, FL 33602

TECO Power Services Corporation(1)             Florida. Holding company.(2)
(TECO Power)
TECO Plaza
702 North Franklin Street
Tampa, FL  33602

   Hardee Power I, Inc.                        Florida.  General partner
   (Hardee Power I)                            of Hardee Power Partners.(2)
   TECO Plaza
   702 North Franklin Street
   Tampa, FL 33602

   Hardee Power II, Inc.                       Florida. Limited partner of
   (Hardee Power II)                           Hardee Power Partners.
   TECO Plaza
   702 North Franklin Street
   Tampa, FL 33602

       Hardee Power Partners, Ltd.             Florida.  Limited
       (Hardee Power Partners)                 partnership which owns
       TECO Plaza                              Hardee Power Station, a
       702 North Franklin Street               wholesale power generation
       Tampa, FL  33602                        project.(2)

    TPS Hamakua, Inc.                          Florida.  A general partner
    (TPS Hamakua)                              of Hamakua Energy Partners L.P.
    702 North Franklin Street
    Tampa, FL 33602

    TPS Hawaii, Inc.                           Florida.  A limited partner of
    (TPS Hawaii)                               Hamakua Energy Partners L.P.
    702 North Franklin Street
    Tampa, FL 33602

       Hamakua Energy Partners, L.P.           Hawaii.  Limited partnership
       (Hamakua Energy Partners)               which owns 50% of the Hamakua
       1001 Bishop Street                      project currently under
       Pacific Tower, Suite 2200               construction which will be a
       Honolulu, HI 96813                      wholesale power generator.

Name and address                               Location and nature of business
----------------                               -------------------------------
    TPS Hamakua Land, Inc.                     Florida.  Real estate holding
    (TPS Hamakua Land)                         company.
    702 N. Franklin Street
    Tampa, FL 33602

    TPS Holdings, Inc.                         Florida. Non-operating
    (TPS Holdings)                             company.
    TECO Plaza
    702 North Franklin Street
    Tampa, FL  33602

    TPS Guatemala One, Inc.                    Florida.  Developer and joint
    (TPS Guatemala One)                        venture partner in a whole-
    TECO Plaza                                 sale power generation project
    702 North Franklin Street                  (the "Alborada Power Station").
    Tampa, FL  33602                           Holds an interest in TCAE,
                                               which is an exempt wholesale
                                               generator (EWG).

    TPS Operations Company                     Florida. Operator of Hardee
    (TPS Operations)                           Power Station on a
    TECO Plaza                                 cost-reimbursement basis.
    702 North Franklin Street
    Tampa, FL  33602

    TECO EnergySource, Inc.                    Florida. Subsidiary formed for
    (TECO EnergySource)                        the purpose of marketing and
    TECO Plaza                                 selling energy.
    702 North Franklin Street
    Tampa, FL 33602

    TM Power Ventures, L.L.C.                  Texas.  Develops projects for
    712 Main Street, Suite 2200                production of electricity,
    Houston, TX 77002                          thermal energy, chilled water
                                               and byproducts.

         Mosbacher Power Group L.L.C.          Texas. Non-operating company.
         712 Main Street, Suite 2200
         Houston, TX 77002

         TM Czech Power L.L.C.                 Florida.  Holds an interest
         702 N. Franklin Street                in TM Kladno Electricidad,
         Tampa, FL 33602                       s.r.l.

           TM Kladno Electricidad,             Florida.  Holds an interest in
           s.r.l.                              TM Kladno B.V.
           702 N. Franklin Street
           Tampa, FL 33602

             TM Kladno, B.V.                   Florida.  Holds an interest in
             702 N. Franklin Street            Nations Kladno B.V.
             Tampa, FL 33602

Name and address                               Location and nature of business
----------------                               -------------------------------
             Nations Kladno, B.V.              The Netherlands.  Holds an
             1076 A2 Amsterdam                 interest in Matra Powerplant
             Locatellikade 1,                  Holdings, B.V.
             Parnassustoren
             The Netherlands

              Matra Powerplant                 The Netherlands. Holds an
              Holdings, B.V.                   interest in ECK Generating
              J.J. Viottastraat 46             s.r.o.
              1071 J. Amsterdam,
              The Netherlands

         TM ECK, LLC                           Delaware.  Holds an interest in
         712 Main Street                       Nations Kladno II B.V.
         Suite 2200
         Houston, TX 77002

             Nations Kladno (II) B.V.          Netherlands.  Holds an interest
             1076 A2 Amsterdam                 in Energeticke Centrum Kladno,
             Locatellikade 1,                  a.s.
             Parnassustoren
             The Netherlands

         TM Delmarva Power L.L.C.              Delaware.  Holds an interest in
         712 Main Street                       Commonwealth Chesapeake
         Houston, TX 77002                     Company, L.L.C.

         TMPV Caledonia L.L.C.                 Delaware.  Joint venture
         712 Main Street                       partner in the development
         Suite 200                             of a cogeneration facility.
         Houston, TX 77002

    TPS International Power, Inc.              Cayman Islands. Subsidiary
    (TPS International Power)                  formed for the purpose of
    PO Box 866                                 developing wholesale power
    Anderson Square Building                   generation projects.
    3rd Floor
    George Town, Grand Cayman,
    Cayman Islands, B.W.I.

       TPS San Jose International,             Cayman Islands. Subsidiary
       Inc.                                    formed for the purpose of
       (TPS San Jose International)            developing wholesale power
       PO Box 866                              generation projects.
       Anderson Square Building
       3rd Floor
       George Town, Grand Cayman
       Cayman Islands, B.W.I.


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


Name and address                               Location and nature of business
----------------                               -------------------------------
       TPS San Jose, LDC                       Cayman Islands. Developer and
       (TPS San Jose)                          owner of a wholesale power
       PO Box 866                              generation project. (San Jose
       Anderson Square Building                Power Station) (3)
       3rd Floor
       George Town, Grand Cayman
       Cayman Islands, B.W.I

           Palm Import and Export              British Virgin Islands Company.
           Corporation                         Holds an interest in CGESJ as
           c/o Trident Trust Company           defined below and TPS San Jose,
           P.O. Box 146                        LDC.
           Roadtown, Tortola B.V.I.

           Triangle Finance                    Delaware.  Subsidiary formed
           Company, L.L.C.                     for the purpose of borrowing
           (Triangle)                          and lending funds.
           TECO Plaza
           702 North Franklin Street
           Tampa, FL 33602

           San Jose Power Holding              Cayman Islands. Holds a
           Company, Ltd.                       partnership interest in CGESJ.
           (San Jose Power Holding             (6)
           Company)
           Padgett-Brown & Company
           Ltd.
           P.O. Box 1111GT
           George Town, Grand Cayman
           Cayman Islands, B.W.I.

        TPS Palmera, LDC                       Cayman Islands.  Holds an
        (TPS Palmera)                          interest in Triangle Finance
        P.O. Box 866                           Company, L.L.C. and San Jose
        Anderson Square Building               Power Holding Company, Ltd.
        3rd Floor
        Georgetown, Grand Cayman
        Cayman Islands

        Tasajero I, LDC                        Cayman Islands.  Subsidiary
        (Tasajero I)                           formed for the purpose of
        P.O. Box 866                           developing a wholesale power
        Anderson Square Building               generation project, not yet
        3rd Floor                              in operation.
        George Town, Grand Cayman
        Cayman Islands, B.W.I.


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


Name and address                               Location and nature of business
----------------                               -------------------------------
          TPS Operaciones de                   Guatemala.  Limited corporation
          Guatemala, Limitada                  formed for the purpose of
          (OPSG)                               operating and managing the
          13 Calle 3-40, Zona 10               San Jose Power Station.
          Edifico Atlantis
          Oficiana 503, 5to. Nivel
          Guatemala City,
          Guatemala, C.A.

          TPS Administraciones,                Guatemala. Administration
          Limitada                             company for the San Jose Power
          (TPS Administraciones)               Station, and the Alborada
          13 Calle 3-40, Zona 10               Power Station.
          Edificio Atlantis
          Oficina 503, 5to. Nivel
          Guatemala City
          Guatemala C.A.

        TPS de Ultramar, Ltd.                  Cayman Islands. Owns an
        (TPS de Ultramar)                      interest in TPS de Ultramar
        P.O. Box 866                           Guatemala, S.A.
        Anderson Square Building
        3rd Floor
        George Town, Grand Cayman
        Cayman Islands, B.W.I.

          TPS de Ultramar Guatemala,           Guatemala.  Owns an interest
          S.A.                                 in DECA II (as defined below).
         (TPS de Ultramar Guatemala)
          13 Calle 3-40, Zona 10
          Edificio Atlantis
          Oficiana 503, 5to. Nivel
          Guatemala City, Guatemala C.A.

            Distribucion Electrica             Guatemala.  Owns an interest
            CentroAmericana II, S.A.           in Empresa Electrica de
            (DECA II)                          Guatemala, S.A. (EEGSA), which
            13 Calle 3-40, Zona 10             is a foreign utility company.
            Edificio Atlantis
            Oficiana 503, 5to. Nivel
            Guatemala City, Guatemala C.A.

        TPS Escuintla I, LDC                   Cayman Islands.  Non-operating
        (Escuintla I)                          company.
        P.O. Box 866
        Anderson Square Building
        3rd Floor
        George Town, Grand Cayman
        Cayman Islands, B.W.I.

Name and address                               Location and nature of business
----------------                               -------------------------------
          Generadora Electrica                  Guatemala.  Limited corporation
          Centroamerica, Limited                formed to develop a wholesale
          (GEC)                                 power generation project.  Non-
          13 Calle 3-40, Zona 10                operating company.
          Edifico Atlantis
          Oficiana 503, 5to. Nivel
          Guatemala City,
          Guatemala, C.A.

        TPS Pavana, Ltd.                        Cayman Islands. Non-operating
        (Pavana)                                company.
        P.O. Box 866
        Anderson Square Building
        3rd Floor
        George Town, Grand Cayman
        Cayman Islands, B.W.I.

        TM Global Power, L.L.C.                 Delaware.  Develops foreign
        (TM Global Power)                       projects for production of
        712 Main Street, Suite 2200             electricity, thermal energy,
        Houston, TX 77002                       chilled water and by-products.

          Bear Energy Corporation               British Virgin Islands.
          (Bear Energy)                         General partner of CPC Limited
          Craigmuir Chambers                    Partnership.
          P.O. Box 71
          Road Tolon, Tortola
          British Virgin Islands

          CPC Limited Partnership               Cayman Islands.  Holds an
          Maples & Calder                       interest in Cambodia Power
          P.O. Box 309                          company.
          Ugland House
          South Church Street
          Grand Cayman, Cayman Islands

            Cambodia Power Company              Cambodia. Subsidiary formed
            (Cambodia Power)                    for the purpose of developing
            712 Main Street, Suite 2200         a wholesale power generation
            Houston, TX 77002                   project.

          Mosbacher Power                       Delaware.  Develops electric
          International L.L.C.                  power cogeneration projects.
          (Mosbacher Power Int'l)
          712 Main Street, Suite 2200
          Houston, TX 77002


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



Name and address                               Location and nature of business
----------------                               -------------------------------
          Mosbacher Power Brasil,               Brazil. Non-operating
          Ltda.                                 company.
          (Mosbacher Power Brasil)
          712 Main Street, Suite 2200
          Houston, TX 77002

          RAM Power India I, Ltd.               British Virgin Islands.  Non-
          (RAM Power India I)                   operating company.
          Craigmuir Chambers
          P.O. Box 71
          Road Tolon, Tortola
          British Virgin Islands

        TM Turkish Holdings, L.L.C.             Delaware.  Subsidiary formed
        (TM Turkish Holdings)                   for the purpose of developing
        712 Main Street                         wholesale power generation
        Suite 2200                              project.
        Houston, TX 77002

        Nuh Yapi urunleri ve Mabina              Turkey.  Subsidiary formed for
        Sanayi a.s.                              the purpose of developing
        712 Main Street                          wholesale power generation
        Suite 2200                               project.
        Houston, TX 77002

    Pasco Power GP, Inc.                         Florida.  Holds an indirect
    (Pasco Power)                                interest in a qualified
    TECO Plaza                                   cogeneration facility in
    702 North Franklin Street                    Florida.
    Tampa, FL 33602

2. A brief description of the properties of claimants and each of their subsidiary public utility companies used for the generation, transmission, and distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas, indicating the location of principal generating plants, transmission lines, producing fields, gas manufacturing plants, and electric and gas distribution facilities, including all such properties which are outside the State in which the claimants and their subsidiaries are organized and all transmission or pipelines which deliver or receive electric energy or gas at the borders of such State.

       The only properties to which this question applies are the following properties of Tampa Electric and Hardee Power Partners:

       Tampa Electric - Electric Operations

       Tampa Electric had five electric generating plants and four combustion turbine units in service with a total net generating capability at December 31, 1999 of 3,569 megawatts (MW) including Big Bend (1,742-MW capability for four coal units), Gannon (1,160-MW capability for six coal units), Hookers Point (189-MW capability for five oil units), Phillips (34-MW capability for two diesel units), Polk (250-MW capability from integrated gasification combined cycle (IGCC) unit) and four combustion turbine units located at the Big Bend and Gannon stations (194 MWs). Capability as used herein represents the demonstrable dependable load carrying abilities of the generating units during peak periods as proven under actual operating conditions. Units at Hookers Point went into service from 1948 to 1955, at Gannon from 1957 to 1967, and at Big Bend from 1970 to 1985. The Polk IGCC unit began commercial operation in September 1996. In 1991, Tampa Electric purchased two power plants (Dinner Lake and Phillips) from the Sebring Utilities Commission (Sebring). Dinner Lake and Phillips were placed in service by Sebring in 1966 and 1983, respectively. In March 1994, Tampa Electric placed Dinner Lake on long-term reserve standby.

       Tampa Electric owns 221 substations having an aggregate transformer capacity of 16,654,239 KVA. The transmission system consists of approximately 1,196 pole miles of high voltage transmission lines, and the distribution system consists of 6,939 pole miles of overhead lines and 2,838 trench miles of underground lines. As of December 31, 1999, there were 576,803 meters in service. All of this property is located in the State of Florida.

       All plants and important fixed assets are held in fee except that title to some of the properties is subject to easements, leases, contracts, covenants and similar encumbrances and minor defects, of the nature common to properties of the size and character of those of Tampa Electric.

       Tampa Electric has easements for rights-of-way adequate for the maintenance and operation of its electrical transmission and distribution lines that are not constructed upon public highways, roads and streets. It has the power of eminent domain under Florida law for the acquisition of any such rights-of-way for the operation of transmission and distribution lines. Transmission and distribution lines located in public ways are maintained under franchises or permits.

       Tampa Electric has a long-term lease for the office building in downtown Tampa, Florida which serves as headquarters for TECO Energy, Tampa Electric, and numerous other TECO Energy subsidiaries.

       Tampa Electric - Gas Operations

       Tampa Electric, through its Peoples Gas System division, owns approximately 7,900 miles of distribution mains, over 3,950 miles of service lines, plus meters, regulators, and other related equipment used in serving natural gas to approximately 250,000 residential, commercial and industrial customers located wholly within the State of Florida.

       The natural gas distribution properties are located primarily in the metropolitan areas of Jacksonville, Daytona Beach, Orlando, Eustis, Avon Park, Lakeland, Tampa, St. Petersburg, Sarasota, Palm Beach Gardens, Pompano Beach, Fort Lauderdale, Hollywood, North Miami, Miami Beach, Miami, Panama City and Ocala, Florida.

       Hardee Power Partners

       Hardee Power Partners has one electric generating plant, the Hardee Power Station, which went into commercial operation January 1, 1993. The station is located in Hardee County, Florida, on property under a long-term lease. The plant has a net generating capability of 295 MWs consisting of one combined cycle unit (220 MWs) and one combustion turbine (75 MWS). The project is currently being expanded to increase the generating capacity to 370 MWs. The expansion will consist of one additional combustion turbine (75 MWs). Capability as used herein represents the demonstrable dependable load carrying abilities of the unit during peak periods as proven under actual operating conditions. Hardee Power Partners owns no transmission or distribution facilities.

3. The following information for the last calendar year with respect to the claimants and each of their subsidiary public utility companies:

       (a) Number of kwh of electric energy sold (at retail or wholesale), and Mcf of natural or manufactured gas distributed at retail.

              TECO Energy
                      None
              Tampa Electric
                      17,965,155,000 KWH - Florida
                      $1,207,719,857 Revenue

              Tampa Electric (Peoples Gas System division)

                          30,002,000  Mcf(Sales) Florida
                        $185,125,000  Revenue
                          76,264,000  Mcf(Transportation) Florida
                        $ 39,141,000  Revenue

              TECO Power
                      None
                      Hardee Power I
                      None

              Hardee Power Partners
                      1,044,701,000 KWH - Florida
                        $86,085,487 Revenue

       (b) Number of KWH of electric energy and Mcf of natural or manufactured gas distributed at retail outside the state in which each such company is organized.

                      TECO Energy - None
                      Tampa Electric - None
                      TECO Power - None
                      Hardee Power I - None
                      Hardee Power Partners - None

       (c) Number of KWH of electric energy and Mcf of natural or manufactured gas sold at wholesale outside the State in which each such company is organized or at the State line.

                      TECO Energy - None

                      Tampa Electric -     6,400,000 Total KWH
                                          $  388,451 Total Revenue
                             Texas -       5,025,000 KWH
                                          $  273,540 Revenue
                             Tennessee -           0 KWH
                                          $   58,127 Revenue
                             Alabama -       966,000 KWH
                                          $   32,244 Revenue
                             New York -      409,000 KWH
                                          $   24,540 Revenue

                      TECO Power - None
                      Hardee Power I - None
                      Hardee Power Partners - None

       (d) Number of KWH of electric energy and Mcf of natural or manufactured gas purchased outside the State in which each such company is organized or at the State line.

                      TECO Energy - None

                      Tampa Electric -             84,916,000 Total KWH
                                                  $ 6,698,845 Total Expense
                         Texas -                   58,869,000 KWH
                                                  $ 4,637,129 Expense
                         Alabama -                  5,818,000 KWH
                                                  $   236,606 Expense
                         New York -                20,229,000 KWH
                                                  $ 1,825,110 Expense

                      TECO Power - None
                      Hardee Power I - None
                      Hardee Power Partners
                             9,098,348 Mcf of natural gas Florida
                        $25,871,331 Expense

4. The following information for the reporting period with respect to claimants and each interest held directly or indirectly in an EWG or a foreign utility company, stating monetary amounts in United States dollars.

       (a) Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas.

              1. Facility name, address and location: Alborada Power Station (owned by TCAE, an EWG) Escuintla, Guatemala approximately 35 miles southwest of Guatemala City, Guatemala

                      Description:
                      A 78-MW facility consisting of two General Electric LM6000 turbines operated in simple cycle. Also includes a 230KV switchyard with two 13.8KV transformers and associated equipment.

              2.   Facility name, address and location:
                   Empresa Electrica de Guatemala, S.A. (EEGSA)
                   (a foreign utility company)
                   Guatemala City, Guatemala

                   Description:
                   Principal electric distribution company in Guatemala.

              3.   Facility name, address and location:
                   San Jose Power Station (owned by CGESJ, an EWG and a foreign utility company (6)
                   Masagua, Guatemala
                   Approximately 45 miles southwest of Guatemala City, Guatemala

                   Description:
                   A 120-MW facility consisting of a pulverized coal fired non-reheat Mitsubishi steam turbine. Utilizes a D.B. Riley boiler and brush electric TEWAC generator. Also includes a 230-KV switchyard with two 13.8-KV transformers and associated equipment.

              4.   Facility name, address and location:
                   ECK Generating, s.r.o ((ECK generating,(an EWG)) Dubska Teplarna 272 03 Kladno, Czech Republic
                   Approximately 30km west of Prague, Czech
                   Republic

                   Description:
                   A 342-MW facility consisting of two ABB circulating fluidized bed boilers with two 125-MW steam turbine generators; a 65-MW ABB gas turbine; and a refurbished coal fired boiler with a 28-MW and 6-MW steam turbine. All supply steam, electricity and hot water to the local industrials, city hot water system and local electricity utility.

              5.   Facility name, address and location:
                   Energeticke Centrum Kladno, a.s. (ECK Distribution) (foreign utility company)
                   Dubska Teplarna
                   272 03 Kladno, Czech Republic
                   Approximately 30km west of Prague, Czech Republic

                   Description:
                   Distributes thermal and electrical energy to Poldi Steel and other industrial customers in the Poldi Steel industry complex.

              6.      Facility name, address and location:
                      Commonwealth Chesapeake Company (CCC), L.L.C. (8) 712 Main Street
                      Suite 200
                      Houston, TX 77002

                      Description:
                      A 312-megawatt combustion turbine peaking plant using low-sulfur fuel oil. Under construction, to be located on the Delmarva Peninsula in Acconmack County, Virginia.

       (b) Name of each system company that holds an interest in such EWG or foreign utility company; and the description of the interest held.

              1. TCAE

              At December 31, 1999:

              TECO Power had a 100-percent ownership interest in TPS Guatemala One.

              TPS Guatemala One had a 96.06-percent ownership interest in TCAE.

              2. EEGSA

              At December 31, 1999:

              TECO Power had a 100-percent ownership interest in TPS International Power.

              TPS International Power had a 100-percent ownership interest in TPS de Ultramar.

              TPS de Ultramar had a 99-percent ownership interest in TPS de Ultramar Guatemala.

              TPS International Power had a 1-percent ownership interest in TPS de Ultramar Guatemala.

              TPS de Ultramar Guatemala had a 30-percent ownership interest in DECA II.

              DECA II had an 80-percent ownership in EEGSA.

              3.      CCESJ

              At December 31, 1999:

              TECO Power had a 100-percent ownership interest in TPS International Power.

              TPS International Power had a 100-percent ownership interest in TPS San Jose, LDC.

              TPS San Jose, LDC had a 63.77-percent interest in the class A shares of San Jose Power Holding Company, Ltd.

              TPS San Jose, LDC had a 100-percent interest in Palm Import and Export Corp.

              TPS San Jose, LDC had a 66.67-percent interest in Triangle Finance Company, L.L.C.

              San Jose Power Holding Company, Ltd. had a 92-percent interest in CGESJ.

              Palm Import and Export Corporation had an 8-percent interest in CGESJ.

              4.      ECK Generating, s.r.o (ECK Generating)

              At December 31, 1999:

              TECO Power had a 50-percent ownership interest in TM Power Ventures, L.L.C.

              TM Power Ventures, L.L.C. had a 100-percent ownership interest in TM Czech Power L.L.C.

              TM Czech Power L.L.C. had a 100-percent interest in TM Kladno Electricidad, s.r.l.

              TM Kladno Electricidad, s.r.l. had a 100-percent interest in TM Kladno, B.V.

              TM Kladno B.V. had a 50-percent interest in Nations Kladno
              II B.V.

              Nations Kladno II B.V. had a 30-percent interest in Matra Powerplant Holdings, B.V.

              Matra Powerplant Holdings, B.V. had an 89-percent interest in ECK Generating.

              5.      Energeticke Centrum Kladno, a.s. (ECK distribution)

              At December 31, 1999:

              TECO Power had a 50-percent ownership interest in TM Power Ventures, L.L.C.

              TM Power Ventures, L.L.C. had a 100-percent ownership in TM ECK L.L.C.

              TM ECK L.L.C. had a 50-percent interest in Nations Kladno
              B.V.

              Nations Kladno B.V. had a 26.7 percent interest in ECK.

              6.      Commonwealth Chesapeake Company, L.L.C.

              At December 31, 1999:

              TECO Power had a 50-percent ownership interest in TM Power Ventures, L.L.C.

              TM Power Ventures, L.L.C. had a 100-percent ownership in TM Delmarva Power, L.L.C.

              TM Delmarva Power, L.L.C. had a 50-percent ownership interest in Commonwealth Chesapeake Company, L.L.C.

       (c) Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company by the holding company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company.

              1. TCAE
              At December 31, 1999:

              TECO Power had advanced to TPS Guatemala One - $22,666,262. TPS Guatemala One had invested in TCAE - $8,768,627.

              Standby letters of credit totaling $5.5 million at December 31, 1999 were obtained by TECO Energy to support certain activities of TCAE.

              2.      EEGSA

              At December 31, 1999:

              TECO Power had invested $138,191,462 in TPS International Power.

              TPS International Power had invested $106,475,412 in TPS de Ultramar.

              TPS de Ultramar had invested $108,018,680 in TPS de Ultramar Guatemala.

              TPS de Ultramar Guatemala had invested $101,980,653 in DECA II.

              DECA II had invested $520,000,000 in EEGSA.

              Guarantees totaling $19.5 million at December 31, 1999 were obtained by TECO Energy to support certain activities of EEGSA.

              3.      CGESJ

              At December 31, 1999:

              TECO Power had an invested $138,191,462 in TPS International
              Power.

              TPS International Power had invested $99,735,125 in TPS San Jose, LDC.

              TPS San Jose, LDC had invested $96,605 in the class A shares of San Jose Power Holding Company, Ltd.

              TPS San Jose, LDC had invested $94,301 in Palm Import and Export Corporation.

              TPS San Jose, LDC had invested $96,872,145 in Triangle Finance Company, L.L.C.

              Triangle Finance Company, L.L.C. had invested $96,872,145 in CGESJ.

              San Jose Power Holding Company, Ltd. had invested $151,490 in
              CGESJ.

              Palm Import and Export Corporation had invested $94,301 in CGESJ.

              Standby letters of credit and guarantees totaling $53.4 million at December 31, 1999 were obtained by TECO Energy to support certain activities of CGESJ.

              4.      ECK Generating, s.r.o (ECK generating)

              At December 31, 1999:

              TECO Power had invested $37,058,323 in TM Power Ventures, L.L.C.

              TM Power Ventures, L.L.C. had invested $20,000,530 in TM Czech Power L.L.C.

              TM Czech Power L.L.C. had invested $20,000,530 in TM Kladno Electricidad, s.r.l.

              TM Kladno Electricidad, s.r.l. had invested $20,000,530 in TM Kladno B.V.

              TM Kladno B.V. had invested $20,000,530 in Nations Kladno
              II B.V.

              Nations Kladno II B.V. had invested $20,000,530 in Matra Powerplant Holdings, B.V.

              Matra Powerplant Holdings, B.V. had invested $20,000,530 in ECK Generating, s.r.o.

              Standby letters of credit totaling $3.8 million at December 31, 1999 were obtained by TECO Energy to support certain activities of ECK Generating.

              5.      Energeticke Centrum Klando, a.s. (ECK Distribution)

              At December 31, 1999:

              TECO Power had invested $100,000 in TM Power Ventures, L.L.C.

              TM Power Ventures, L.L.C. had invested $100,000 in TM ECK
              L.L.C.

              TM ECK L.L.C. had invested $100,000 in Nations Kladno
              B.V.

              Nations Kladno B.V. had invested $100,000 in ECK
              Distribution.

              6.      Commonwealth Chesapeake Company L.L.C.

              At December 31, 1999:

              TECO Power had invested $37,058,323 in TM Power Ventures, L.L.C.

              TM Power Ventures, L.L.C. had invested $17,033,315 in TM Delmarva Power L.L.C.

              TM Delmarva Power, L.L.C. had invested $17,033,315 in Commonwealth Chesapeake Company, L.L.C.

       (d) Capitalization and earnings of the EWG or foreign utility company during the reporting period.

              Total capitalization of TCAE at December 31, 1999 was $10,583,613.

              Total earnings of TCAE for the year ended December 31, 1999 were $6,519,578. TPS Guatemala One's portion of the earnings of TCAE for the year ended December 31, 1999 was $6,262,707.

              Total capitalization of EEGSA at December 31, 1999 was
              $268,580,000.

              Total earnings of EEGSA for the year ended December 31, 1998 were $17,537,411.

              TPS de Ultramar Guatemala's portion of the earnings of DECA II for the year ended December 31, 1999 was $2,605,100.

              Total capitalization of CGESJ at December 31, 1999 was
              $129,356,405.

              Total earnings of CGESJ at December 31, 1999 was $0 (project went into commercial operation in January, 2000).

              TM Power Venture's portion of the earnings of ECK Generating, s.r.o. for the year ended December 31, 1999 was $0.

              TM Power Venture's portion of the earnings of ECK Distribution for the year ended December 31, 1999 was $0.

              TM Power Venture's portion of the earnings of Commonwealth Chesapeake Company, L.L.C. for the year ended December 31, 1999 was $0. The project is not projected to go into commercial operation until June 2000.

       (e) Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s).

              1. OPSG has an agreement to provide operations and maintenance services to CGESJ. OPSG is reimbursed for its direct expenses and receives an operating fee which was $9,000/month prior to operations and is $20,000/month (with performance incentives and price escalation based on the CPI) during the operations period.

              2. TPS Administraciones has an agreement to provide administrative and support services to CGESJ. TPS Administraciones is receiving a $75,000 fee per year and is being reimbursed for its direct costs.

              3. TECO Power has an agreement to provide engineering and construction management services to San Jose Power Holding Company. TECO Power is being reimbursed for its direct costs.

Attached hereto as Exhibit A are consolidating balance sheets and statements of income and retained earnings for the twelve months ended December 31, 1999 of TECO Energy, TECO Power, and Hardee Power I, and their subsidiaries.

Exhibit B, Financial Data Schedule, was included in the filing made electronically with the Securities and Exchange Commission of this document via EDGAR as Exhibit 27 (Ex-27).

Attached hereto as Exhibit C are organizational charts showing the relationship of TECO Energy, TECO Power and their subsidiaries and the EWG's and foreign utility companies set forth in Item 4(a).

(1)    Direct subsidiary of TECO Energy, Inc.

(2) Hardee Power I, as the general partner of Hardee Power Partners; TECO Power, as the owner of all outstanding voting securities of Hardee Power I and Hardee Power II and thus the indirect owner of all outstanding voting securities of Hardee Power Partners; and TECO Energy, as the owner of all outstanding voting securities of TECO Power and thus the indirect owner of all outstanding voting securities of Hardee Power Partners, are each a "holding company" with respect to Hardee Power Partners for purposes of the Act.

(3) TPS San Jose held 63.77 percent of the Class A shares of San Jose Power Holding Company at December 31, 1999. TPS San Jose LDC owned 66.67 percent of Triangle Finance Company LLC and 100-percent of Palm Import and Export Corporation at Dec. 31, 1999.

(4) Discontinued operations. Offshore assets sold for $39.2 million in cash in 1998.

(5)    TECO Properties sold the assets of UTC I and UTC II in 1999.

(6) The original FUCO filing for CGESJ occurred in October, 1999. The filing was amended and restated based on a change in ownership in January, 2000. CGESJ filed for EWG status in February, 2000.

(7) Discontinued operations. The assets of TeCom Inc. were sold for $1.0 million in cash in 1999.

(8) The original filing for CCC for EWG status was December 21, 1998. EWG status reaffirmed February 2, 2000 after change in upstream ownership.

Each of TECO Energy, TECO Power, and Hardee Power I has caused this statement to be duly executed on its behalf by its authorized officer on this 29th day of February, 1999.

(CORPORATE SEAL)                                TECO ENERGY, INC.




ATTEST:                                         BY: /s/ W.L. GRIFFIN
                                                    ---------------------------
                                                    W.L. Griffin
                                                    Vice President-Controller


     D. E. SCHWARTZ, SECRETARY




(CORPORATE SEAL)                                TECO POWER SERVICES
CORPORATION


ATTEST:                                         BY: /s/ A.D. REMMERS
                                                    ---------------------------
                                                    A. Dean Remmers
                                                    Controller

     D. E. SCHWARTZ, SECRETARY




(CORPORATE SEAL)                                HARDEE POWER I, INC.


ATTEST:                                         BY: /s/ A.D.REMMERS
                                                    ---------------------------
                                                    A. Dean Remmers
                                                    Controller
     D. E. SCHWARTZ, SECRETARY

Name, title and address of officer to whom notices and correspondence concerning this statement should be addressed:

                   Name:       W. L. Griffin
                   Title:      Vice President-Controller
                   Address:    TECO Energy, Inc.
                               TECO Plaza
                               702 N. Franklin Street
                               Tampa, FL 33602

                                                                       Exhibit A
                                                                    PAGE 1 OF 52

                                TECO ENERGY, INC.
                           CONSOLIDATING BALANCE SHEET
                                December 31, 1999
                             (thousands of dollars)


                                        Tampa                                                                              TECO
                                      Electric       Diversified     TECO Energy -        TECO                          Energy, Inc.
                                      Company       Companies (1)   Parent/Other(2)      Finance      Eliminations    (Consolidated)
                                    -----------     -------------   ---------------    -----------    ------------    -------------
ASSETS
Current assets
  Cash and cash equivalents         $    26,060      $    16,714      $    54,494      $       247     $        --     $    97,515
  Short-term investments                     --                6               --               --              --               6
  Receivables, less
      allowance for
      uncollectibles                    151,791          267,427          445,056          482,266      (1,084,604)        261,936
  Inventories, at average
      cost
         Fuel                            73,199           10,782               --               --              --          83,981
         Materials and supplies          49,035           20,353              107               --              --          69,495
  Prepayments                            10,937            4,101               --            3,805              --          18,843
                                    -----------      -----------      -----------      -----------     -----------     -----------
                                        311,022          319,383          499,657          486,318      (1,084,604)        531,776
                                    -----------      -----------      -----------      -----------     -----------     -----------
Investment in subsidiaries                   --                1        1,759,618               --      (1,759,619)             --
                                    -----------      -----------      -----------      -----------     -----------     -----------

Property, plant & equipment,
  at original cost
      Utility plant in svc-ele        3,892,091          248,771               --               --              --       4,140,862
      Utility Plant in svc-gas          590,012               --               --               --              --         590,012
      Construction work in
         progress                        81,610          209,493               --               --              --         291,103
      Other property                      7,876        1,033,466              403               --             714       1,042,459
                                    -----------      -----------      -----------      -----------     -----------     -----------
                                      4,571,589        1,491,730              403               --             714       6,064,436
      Less accum. deprec             (1,818,663)        (617,763)            (225)              --              --      (2,436,651)
                                    -----------      -----------      -----------      -----------     -----------     -----------
                                      2,752,926          873,967              178               --             714       3,627,785
                                    -----------      -----------      -----------      -----------     -----------     -----------
Other assets
      Other investments                      --           10,932           50,202               --              --          61,134
      Deferred income taxes             121,625            7,587            1,610               --         (24,001)        106,821
      Deferred charges &
         other assets                   141,644          266,257           (2,437)              --         (42,873)        362,591
                                    -----------      -----------      -----------      -----------     -----------     -----------
                                        263,269          284,776           49,375               --         (66,874)        530,546
                                    -----------      -----------      -----------      -----------     -----------     -----------
                                    $ 3,327,217      $ 1,478,127      $ 2,308,828      $   486,318     $(2,910,383)    $ 4,690,107
                                    ===========      ===========      ===========      ===========     ===========     ===========


(1) Diversified companies consist of, TECO Diversified consolidated, TECO Power Services consolidated, BGA, Peoples Gas Company, Peoples Sales & Service and TECO Gas Services, Inc.
(2)      Includes TECO Energy Parent and certain non-operating subsidiaries.

                                                                       Exhibit A
                                                                    PAGE 2 OF 52

                                TECO ENERGY, INC.
                           CONSOLIDATING BALANCE SHEET
                                December 31, 1999
                             (thousands of dollars)


                                    Tampa                                                                                   TECO
                                   Electric      Diversified      TECO Energy -         TECO                           Energy, Inc.
                                   Company      Companies (1)   Parent/Other(2)       Finance        Eliminations     (Consolidated)
                                  ----------    -------------   ---------------     -----------      ------------     -------------
LIABILITIES AND CAPITAL
Current liabilities
  Long-term debt due
      within one year             $   84,800      $   21,000      $    50,000       $        --       $        --       $   155,800
  Notes payable                      271,175             150           70,883           542,500           (71,033)          813,675
  Accounts payable                   168,460         425,453          623,177            13,986        (1,013,002)          218,074
  Customer deposits                   79,921             800               --                --                --            80,721
  Interest accrued                    12,882             944            2,447               133                --            16,406
  Taxes accrued                       30,930          10,160           (2,565)           (1,933)              277            36,869
                                  ----------      ----------      -----------       -----------       -----------       -----------
                                     648,168         458,507          743,942           554,686        (1,083,758)        1,321,545
Deferred income taxes                458,337          77,646           (2,602)               --           (24,001)          509,380
Investment tax credit                 40,468           1,266               --                --                --            41,734
Regulatory liability -
      tax related                     56,135              --               --                --           (42,873)           13,262
Other deferred credits               106,791          64,223            7,533                --                --           178,547
Long-term debt, less
  amount due within one year         690,284         358,560          150,000             9,000                --         1,207,844

Preferred stock of
  Tampa Electric                          --              --               --                --                --                --

Common stock                       1,043,125         446,554          524,423               100        (1,513,225)          500,977
Retained earnings                    283,909          71,371        1,060,560           (77,468)         (246,526)        1,091,846
Treasury Stock                            --              --         (114,809)               --                --          (114,809)
Other comprehensive income                --              --           (5,508)               --                --            (5,508)
Unearned compensation
  related to ESOP                         --              --          (54,717)               --                --           (54,717)
                                  ----------      ----------      -----------       -----------       -----------       -----------
                                  $3,327,217      $1,478,127      $ 2,308,828       $   486,318       $(2,910,383)      $ 4,690,107
                                  ==========      ==========      ===========       ===========       ===========       ===========

(1) Diversified companies consist of, TECO Diversified consolidated, TECO Power Services consolidated, BGA, Peoples Gas Company, Peoples Sales & Service and TECO Gas Services, Inc.

(2)      Includes TECO Energy Parent and certain non-operating subsidiaries.

                                                                       Exhibit A
                                                                    PAGE 3 OF 52

                                TECO ENERGY, INC.
                        CONSOLIDATING STATEMENT OF INCOME
                      TWELVE MONTHS ENDED December 31, 1999
                             (thousands of dollars)


                                       Tampa                                                                              TECO
                                      Electric       Diversified    TECO Energy -       TECO                           Energy, Inc.
                                      Company       Companies (1)  Parent/Other(2)    Finance        Eliminations     (Consolidated)
                                    -----------     -------------  ---------------   ---------       ------------     -------------
Revenues                            $ 1,459,437       $ 708,488       $     --       $   1,952       $  (186,887)      $ 1,982,990
                                    -----------       ---------       --------       ---------       -----------       -----------
Expenses
  Operation                             764,346         480,748          7,661           2,106          (201,836)        1,053,025
  Maintenance                            90,347          34,949             --              --                --           125,296
  Depreciation                          170,725          61,445             --              --                44           232,214
  Taxes-other than income               118,930          29,900             --              --                --           148,830
  Taxes-fed. & state income              81,710         (17,155)            --              --           (64,555)               --
                                    -----------       ---------       --------       ---------       -----------       -----------
                                      1,226,058         589,887          7,661           2,106          (266,347)        1,559,365
                                    -----------       ---------       --------       ---------       -----------       -----------
Income from operations                  233,379         118,601         (7,661)           (154)           79,460           423,625
                                    -----------       ---------       --------       ---------       -----------       -----------
Other income (expense)
  Allowance for other funds               1,360              --             --              --                --             1,360
  Other income (expense), net           (12,453)          5,118          1,305              --            (7,286)          (13,316)
  Preferred dividend req
      of Tampa Electric                      --              --             --              --                --                --
                                    -----------       ---------       --------       ---------       -----------       -----------
                                        (11,093)          5,118          1,305              --            (7,286)          (11,956)
                                    -----------       ---------       --------       ---------       -----------       -----------
Income before interest &
  income taxes                          222,286         123,719         (6,356)           (154)           72,174           411,669
                                    -----------       ---------       --------       ---------       -----------       -----------
Interest charges
  Interest expense                       77,883           6,631         10,551          19,834             9,356           124,255
  Allowance for borrowed
      funds used during
      construction                         (525)             --             --              --                --              (525)
                                    -----------       ---------       --------       ---------       -----------       -----------
                                         77,358           6,631         10,551          19,834             9,356           123,730
                                    -----------       ---------       --------       ---------       -----------       -----------
Income before provision
  for income taxes                      144,928         117,088        (16,907)        (19,988)           62,818           287,939
Provision for income taxes                   --          33,004         (1,126)         (7,704)           62,845            87,019
                                    -----------       ---------       --------       ---------       -----------       -----------
                                        144,928          84,084        (15,781)        (12,284)              (27)          200,920
Net loss from discontinued
 operations, net of income tax               --              --         (2,449)             --                --            (2,449)
Loss on disposal of
 discontinued operations,
 net of income taxes                         --              --        (12,330)             --                --           (12,330)
                                    -----------       ---------       --------       ---------       -----------       -----------
Net Income                          $   144,928       $  84,084       $(30,560)      $ (12,284)      $       (27)      $   186,141
                                    ===========       =========       ========       =========       ===========       ===========


(1) Diversified companies consist of, TECO Diversified consolidated, TECO Power Services consolidated, BGA, Peoples Gas Company, Peoples Sales & Service and TECO Gas Services, Inc.
(2)      Includes TECO Energy Parent and certain non-operating subsidiaries.

                                                                       Exhibit A
                                                                    PAGE 4 OF 52

                                TECO ENERGY, INC.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      TWELVE MONTHS ENDED December 31, 1999
                             (thousands of dollars)


                                    Tampa                                                                                TECO
                                  Electric       Diversified     TECO Energy -        TECO                            Energy, Inc.
                                  Company       Companies (1)   Parent/Other(3)      Finance         Eliminations   (Consolidated)
                                  --------      -------------   ---------------     ---------        ------------   --------------
Balance, beginning of
  period                          $288,485         $ 69,673        $1,063,312       $ (65,184)         $(283,726)    $ 1,072,560
Add
  Net income                       144,928           84,084           164,230(2)      (12,284)          (194,817)        186,141
 Comprehensive Income                   --               --            (5,502)             --                 --          (5,502)
 Tax benefits - ESOP
      dividends                         --               --             1,959              --                 --           1,959
                                  --------       ----------       -----------       ---------        -----------     -----------
                                   433,413          153,757         1,223,999         (77,468)          (478,543)      1,255,158

Deduct
  Cash dividends on
      capital stock
         Preferred                      --               --                --              --                 --              --
         Common                    149,504           82,386           168,941              --           (232,017)        168,814
         Other - Adjustment             --               --                --              --                 --              --
                                  --------       ----------       -----------       ---------        -----------     -----------
  Balance, end of period          $283,909       $   71,371       $ 1,055,058       $ (77,468)       $  (246,526)    $ 1,086,344
                                  ========       ==========       ===========       =========        ===========     ===========

(1) Diversified companies consist of, TECO Diversified consolidated, TECO Power Services consolidated, BGA, Peoples Gas Company, Peoples Sales & Service and TECO Gas Services, Inc.

(2)      Includes $194,942 of TECO Energy's equity in earnings of subsidiaries.

(3)      Includes TECO Energy Parent and certain non-operating subsidiaries.

                                                                       Exhibit A
                                                                    PAGE 5 OF 52

                           TECO TRANSPORT CORPORATION
                           CONSOLIDATED BALANCE SHEET
                                December 31, 1999
                             (thousands of dollars)

ASSETS

Current assets

    Cash and cash equivalents                                    $    205
    Receivables, less allowance for uncollectibles                 81,060
    Inventories, at average cost
        Materials and supplies                                     13,747
    Prepayments                                                       725
                                                                 --------
                                                                   95,737
                                                                 --------

Property, plant and equipment, at original cost
    Construction work in progress                                  12,549
    Other property                                                554,880
                                                                 --------
                                                                  567,429
    Less accumulated depreciation                                 352,095
                                                                 --------
                                                                  215,334
                                                                 --------
Other assets
    Deferred income taxes                                             492
    Deferred charges & other assets                                   443
                                                                 --------
                                                                      935
                                                                 --------
                                                                 $312,006
                                                                 ========

                                                                       Exhibit A
                                                                    PAGE 6 OF 52

                           TECO TRANSPORT CORPORATION
                           CONSOLIDATED BALANCE SHEET
                                December 31, 1999
                             (thousands of dollars)

LIABILITIES AND CAPITAL

Current liabilities
    Long-term debt due within one year                           $  1,991
    Accounts payable taxes                                         29,673
    Interest accrued                                                 (741)
    Taxes accrued                                                   1,833
                                                                 --------
                                                                   32,756

Deferred income taxes                                              23,354
Investment tax credit                                               1,266
Other deferred credits                                             16,442

Long-term debt, less amount due within one year                   140,236

Common stock                                                       52,133
Retained earnings                                                  45,819
                                                                 --------
                                                                 $312,006
                                                                 ========

                                                                       Exhibit A
                                                                    PAGE 7 OF 52

                           TECO TRANSPORT CORPORATION
                          CONSOLIDATED INCOME STATEMENT
                      TWELVE MONTHS ENDED December 31, 1999
                             (thousands of dollars)

Revenues                                                         $251,935
                                                                 --------
Expenses
    Operation                                                     154,477
    Maintenance                                                    22,866
    Depreciation                                                   21,899
    Taxes-other than income                                         5,911
                                                                 --------
                                                                  205,153
                                                                 --------
Income from operations                                             46,782
Other income                                                          427
                                                                 --------
Income before interest & income taxes                              47,209
Interest expense                                                    6,588
                                                                 --------
Income before provision for income taxes                           40,621
Provision for income taxes                                         14,409
                                                                 --------
Net income                                                       $ 26,212
                                                                 ========

                                                                       Exhibit A
                                                                    PAGE 8 OF 52

                           TECO TRANSPORT CORPORATION
                   CONSOLIDATED STATEMENT OF RETAINED EARNINGS
                      TWELVE MONTHS ENDED December 31, 1999
                             (thousands of dollars)

Balance, beginning of period                                     $ 46,208

Add
    Net income                                                     26,212
                                                                 --------
                                                                   72,420

Deduct
    Cash dividends on capital stock
        Common                                                     26,601
                                                                 --------

Balance, end of period                                           $ 45,819
                                                                 ========

                                                                       Exhibit A
                                                                    PAGE 9 OF 52

                              TECO COAL CORPORATION
                           CONSOLIDATED BALANCE SHEET
                                December 31, 1999
                             (thousands of dollars)

ASSETS

Current assets

    Cash and cash equivalents                                    $     (6)
    Short-term investments                                              6
    Receivables, less allowance for uncollectibles                 43,211
    Inventories, at average cost
        Fuel                                                        5,575
        Materials and supplies                                      1,530
    Prepayments                                                     2,009
                                                                 --------
                                                                   52,325
                                                                 --------

Property, plant and equipment, at original cost
    Construction work in progress                                   4,396
    Other property                                                192,489
                                                                 --------
                                                                  196,885
    Less accumulated depreciation                                  79,485
                                                                 --------
                                                                  117,400
                                                                 --------

Other assets
    Deferred income taxes                                           6,571
    Deferred charges & other assets                                16,910
                                                                 --------
                                                                   23,481
                                                                 --------
                                                                 $193,206
                                                                 ========

                                                                       Exhibit A
                                                                   PAGE 10 OF 52

                              TECO COAL CORPORATION
                           CONSOLIDATED BALANCE SHEET
                                December 31, 1999
                             (thousands of dollars)

LIABILITIES AND CAPITAL

Current liabilities
    Accounts payable                                             $ 21,419
    Taxes accrued                                                   3,609
                                                                 --------
                                                                   25,028
Deferred income taxes                                               3,089
Other deferred credits                                              4,641

Common stock                                                      148,677
Retained earnings                                                  11,771
                                                                 --------
                                                                 $193,206
                                                                 ========

                                                                       Exhibit A
                                                                   PAGE 11 OF 52

                              TECO COAL CORPORATION
                          CONSOLIDATED INCOME STATEMENT
                      TWELVE MONTHS ENDED December 31, 1999
                             (thousands of dollars)

Revenues                                                         $237,267
                                                                 --------

Expenses
    Operation                                                     171,791
    Maintenance                                                     9,932
    Depreciation                                                   16,102
    Taxes-other than income                                        17,976
                                                                 --------
                                                                  215,801
                                                                 --------
Income before interest & income taxes                              21,466

Interest expense                                                       41
                                                                 --------

Income before provision for income taxes                           21,425
Provision for income taxes                                          5,430
                                                                 --------

Net income                                                       $ 15,995
                                                                 ========

                                                                       Exhibit A
                                                                   PAGE 12 OF 52


                              TECO COAL CORPORATION
                   CONSOLIDATED STATEMENT OF RETAINED EARNINGS
                      TWELVE MONTHS ENDED December 31, 1999
                             (thousands of dollars)

Balance, beginning of period                                     $ 12,427

Add
    Net income                                                     15,995
                                                                 --------
                                                                   28,442

Deduct
    Cash dividends on capital stock
        Common                                                     16,651
                                                                 --------
Balance, end of period                                           $ 11,771
                                                                 ========

                                                                       Exhibit A
                                                                   PAGE 13 OF 52

                           TECO PROPERTIES CORPORATION
                           CONSOLIDATED BALANCE SHEET
                                December 31, 1999
                             (thousands of dollars)

ASSETS

Current assets

    Cash and cash equivalents                                    $    116
    Receivables, less allowance for uncollectibles                 23,552
    Prepayments                                                        --
                                                                 --------
                                                                   23,668
                                                                 --------
Property, plant and equipment, at original cost
    Other property                                                 11,694

    Less accumulated depreciation                                     546
                                                                 --------
                                                                   11,148
                                                                 --------

Other assets
    Other investments                                              10,932
    Deferred income taxes                                             573
    Deferred charges & other assets                                 7,480
                                                                 --------
                                                                   18,985
                                                                 --------
                                                                 $ 53,801
                                                                 ========

                                                                       Exhibit A
                                                                   PAGE 14 OF 52

                           TECO PROPERTIES CORPORATION
                           CONSOLIDATED BALANCE SHEET
                                December 31, 1999
                             (thousands of dollars)

LIABILITIES AND CAPITAL

Current liabilities

    Notes payable                                                $    150
    Taxes accrued                                                     864
                                                                 --------
                                                                    1,014
Deferred income taxes                                               1,026

Common stock                                                       49,985
Retained earnings                                                   1,776
                                                                 --------
                                                                 $ 53,801
                                                                 ========

                                                                       Exhibit A
                                                                   PAGE 15 OF 52

                           TECO PROPERTIES CORPORATION
                          CONSOLIDATED INCOME STATEMENT
                      TWELVE MONTHS ENDED December 31, 1999
                             (thousands of dollars)

Revenues                                                         $  3,026
                                                                 --------

Expenses
    Operation                                                         592
    Maintenance                                                        --
    Depreciation                                                        6
    Taxes-other than income                                            44
                                                                 --------
                                                                      642
                                                                 --------

Income from operations                                              2,384
Other income                                                          501
                                                                 --------
Income before provision for income taxes                            2,885
Provision for income taxes                                          1,103
                                                                 --------

Net income                                                       $  1,782
                                                                 ========

                                                                       Exhibit A
                                                                   PAGE 16 OF 52

                           TECO PROPERTIES CORPORATION
                   CONSOLIDATED STATEMENT OF RETAINED EARNINGS
                      TWELVE MONTHS ENDED December 31, 1999
                             (thousands of dollars)

Balance, beginning of period                                     $  1,183

Add
    Net income                                                      1,782
                                                                 --------
                                                                    2,965

Deduct
    Cash dividends on capital stock
        Common                                                      1,189
                                                                 --------

Balance, end of period                                           $  1,776
                                                                 ========

                                                                       Exhibit A
                                                                   PAGE 17 OF 52

                           TECO COALBED METHANE, INC.
                                  BALANCE SHEET
                                December 31, 1999
                             (thousands of dollars)

ASSETS

Current assets

    Cash and cash equivalents                                    $    203
    Receivables, less allowance for uncollectibles                  4,811
                                                                 --------
                                                                    5,014
                                                                 --------

Property, plant and equipment, at original cost
    Other property                                                212,478

    Less accumulated depreciation                                 113,272
                                                                 --------

                                                                   99,206
                                                                 --------

                                                                 $104,220
                                                                 ========

                                                                       Exhibit A
                                                                   PAGE 18 OF 52

                           TECO COALBED METHANE, INC.
                                  BALANCE SHEET
                                December 31, 1999
                             (thousands of dollars)

LIABILITIES AND CAPITAL

Current liabilities

    Long-term debt due within one year                           $     --
    Notes payable                                                  67,283
    Accounts payable                                               (1,015)
    Taxes accrued                                                     (99)
                                                                 --------
                                                                   66,169
Deferred income taxes                                              28,591
Other deferred credits                                                 10
                                                                 --------

Retained earnings                                                   9,450
                                                                 --------
                                                                 $104,220
                                                                 ========

                                                                       Exhibit A
                                                                   PAGE 19 OF 52

                           TECO COALBED METHANE, INC.
                                INCOME STATEMENT
                      TWELVE MONTHS ENDED December 31, 1999
                             (thousands of dollars)

Revenues                                                         $ 34,624
                                                                 --------

Expenses
    Operation                                                      14,582
    Depreciation/Depletion                                         10,768
    Taxes-other than income                                         1,875
    Taxes-section 29 credits (1)                                  (17,155)
                                                                 --------
                                                                   10,070
                                                                 --------

Income before interest & income taxes                              24,554

Interest expense                                                        2
                                                                 --------

Income before provision for income taxes                           24,552
Provision for income taxes                                          2,830
                                                                 --------

Net income                                                       $ 21,722
                                                                 ========

(1) Non-conventional fuels tax credit related to coalbed methane production is reclassified for consolidated financial statement purposes in the provision for income taxes.

                                                                       Exhibit A
                                                                   PAGE 20 OF 52

                           TECO COALBED METHANE, INC.
                         STATEMENT OF RETAINED EARNINGS
                      TWELVE MONTHS ENDED December 31, 1999
                             (thousands of dollars)

Balance, beginning of period                                     $  8,440

Add
                  Net income                                       21,722
                                                                 --------
                                                                   30,162

Deduct
                  Cash dividends on capital stock
                      Common                                       20,712
                                                                 --------

Balance, end of period                                           $  9,450
                                                                 ========

                                                                       Exhibit A
                                                                   PAGE 21 OF 52

                             TECO INVESTMENTS, INC.
                                  BALANCE SHEET
                                December 31, 1999
                             (thousands of dollars)

ASSETS

Current assets

    Cash and cash equivalents                                    $    153
    Receivables, less allowance for uncollectibles                  1,084
                                                                 --------
                                                                    1,237

Other assets

    Other investments                                              49,311
    Deferred charges & other assets                                    11
                                                                 --------
                                                                   49,322
                                                                 --------
                                                                 $ 50,559
                                                                 ========

                                                                       Exhibit A
                                                                   PAGE 22 OF 52

                             TECO INVESTMENTS, INC.
                                  BALANCE SHEET
                                December 31, 1999
                             (thousands of dollars)

LIABILITIES AND CAPITAL

Current liabilities
    Accounts payable                                             $     17
    Taxes accrued                                                   2,611
                                                                 --------
                                                                    2,628

Deferred income taxes                                              49,256
Other deferred credits                                                  9

Common stock                                                        5,169
Retained earnings                                                  (6,503)
                                                                 --------
                                                                 $ 50,559
                                                                 ========

                                                                       Exhibit A
                                                                   PAGE 23 OF 52

                             TECO INVESTMENTS, INC.
                                INCOME STATEMENT
                      TWELVE MONTHS ENDED December 31, 1999
                             (thousands of dollars)

Revenues                                                         $     --

Expenses
    Operation                                                          --
                                                                 --------

Income from operations                                                 --

Other income                                                       (5,587)
                                                                 --------

Income before provision for income taxes                           (5,587)
Provision for income taxes                                          1,498
                                                                 --------

Net income                                                       $ (7,085)
                                                                 ========

                                                                       Exhibit A
                                                                   PAGE 24 OF 52

                             TECO INVESTMENTS, INC.
                         STATEMENT OF RETAINED EARNINGS
                      TWELVE MONTHS ENDED December 31, 1999
                             (thousands of dollars)

Balance, beginning of period                                     $    711

Add
    Net income                                                     (7,085)
                                                                 --------
                                                                   (6,374)

Deduct
    Cash dividends on capital stock
      Common                                                          129
                                                                 --------

Balance, end of period                                           $ (6,503)
                                                                 ========

                                                                       EXHIBIT A
                                                                   PAGE 25 OF 52



                               TECO FINANCE, INC.
                                  BALANCE SHEET
                                December 31, 1999
                             (thousands of dollars)


ASSETS

Current assets

  Cash and cash equivalents                           $    247
  Receivables, less allowance for uncollectibles       482,266
  Prepayments                                            3,805
                                                      --------
                                                      $486,318
                                                      ========

                                                                       EXHIBIT A
                                                                   PAGE 26 OF 52


                               TECO FINANCE, INC.
                                  BALANCE SHEET
                                December 31, 1999
                             (thousands of dollars)



LIABILITIES AND CAPITAL

Current liabilities
  Long-term debt due within one year                 $      --
  Notes payable                                        542,500
  Accounts payable                                      13,986
  Interest accrued                                         133
  Taxes accrued                                         (1,933)
                                                     ---------
                                                       554,686

Long-term debt, less amount due within one year          9,000

Common stock                                               100
Retained earnings                                      (77,468)
                                                     ---------
                                                     $ 486,318
                                                     =========

                                                                       EXHIBIT A
                                                                   PAGE 27 OF 52


                               TECO FINANCE, INC.
                                INCOME STATEMENT
                      TWELVE MONTHS ENDED December 31, 1999
                             (thousands of dollars)



Revenues                                      $  1,952
                                              --------

Expenses
  Operation                                      2,106
  Depreciation                                      --
                                              --------
                                                 2,106
                                              --------
Income before interest & income taxes             (154)

Interest expense                                19,834
                                              --------

Income before provision for income taxes       (19,988)
Provision for income taxes                      (7,704)
                                              --------

Net income                                    $(12,284)
                                              ========

                                                                       EXHIBIT A
                                                                   PAGE 28 OF 52


                               TECO FINANCE, INC.
                         STATEMENT OF RETAINED EARNINGS
                      TWELVE MONTHS ENDED December 31, 1999
                             (thousands of dollars)



Balance, beginning of period           $(65,184)

Add
  Net income                            (12,284)
                                       --------
                                        (77,468)

Deduct
  Cash dividends on capital stock
    Common                                   --
                                       --------

Balance, end of period                 $(77,468)
                                       ========

                                                                       EXHIBIT A
                                                                   PAGE 29 OF 52



                               PEOPLES GAS COMPANY
                                  BALANCE SHEET
                                December 31, 1999
                             (thousands of dollars)



ASSETS

Current assets

  Cash and cash equivalents                           $    (41)
  Receivables, less allowance for uncollectibles         5,289
  Materials and supplies                                 1,176
  Prepayments                                               14
                                                      --------
                                                         6,438

Property, plant and equipment, at original cost
  Other property                                        56,971

  Less accum. Deprec                                    20,879
                                                      --------
                                                        36,092
Other assets
  Deferred charges & other assets                          231
                                                      --------
                                                      $ 42,761
                                                      ========

                                                                       EXHIBIT A
                                                                   PAGE 30 OF 52


                               PEOPLES GAS COMPANY
                                  BALANCE SHEET
                                December 31, 1999
                             (thousands of dollars)



LIABILITIES AND CAPITAL

  Current liabilities
    Notes payable            $    --
    Accounts payable          17,389
    Customer deposits            800
    Interest accrued               2
    Taxes accrued                161
                             -------
                              18,352

  Deferred income taxes        8,484
  Other                          310
  Common stock                 5,053
  Retained earnings           10,562
                             -------
                             $42,761
                             =======

                                                                       EXHIBIT A
                                                                   PAGE 31 OF 52


                               PEOPLES GAS COMPANY
                                INCOME STATEMENT
                      TWELVE MONTHS ENDED December 31, 1999
                             (thousands of dollars)



Revenues                                      $34,434
                                              -------

Expenses
  Cost of goods sold                           14,928
  Operation                                    12,332
  Maintenance                                     589
  Taxes other than income                         542
  Depreciation                                  3,068
                                              -------
                                               31,459
                                              -------

Income from operations                          2,975
Other income                                       10
                                              -------
Income before provision for income taxes        2,985

Provision for income taxes                      1,221
                                              -------


  Net income                                  $ 1,764
                                              =======

                                                                       EXHIBIT A
                                                                   PAGE 32 OF 52


                               PEOPLES GAS COMPANY
                         STATEMENT OF RETAINED EARNINGS
                      TWELVE MONTHS ENDED December 31, 1999
                             (thousands of dollars)



Balance, beginning of period           $11,055

Add
  Net income                             1,764
                                       -------
                                        12,819
Deduct
  Cash dividends on capital stock
    Common                               2,257
                                       -------

Balance, end of period                 $10,562
                                       =======

                                                                       EXHIBIT A
                                                                   PAGE 33 OF 52


                        PEOPLES SALES AND SERVICE COMPANY
                                  BALANCE SHEET
                                December 31, 1999
                             (thousands of dollars)



ASSETS


Current assets

               Cash and cash equivalents                          $ --
             Receivables, less allowance for uncollectibles        977
               Materials and supplies                               --
               Prepayments                                          16
                                                                  ----
                                                                   993

             Property, plant and equipment, at original cost
               Other property                                       --

               Less accum. Deprec                                   --
                                                                  ----
             Other assets
               Deferred charges & other assets                      --
                                                                  ----
                                                                  $993
                                                                  ====

                                                                       EXHIBIT A
                                                                   PAGE 34 OF 52


                        PEOPLES SALES AND SERVICE COMPANY
                                  BALANCE SHEET
                                December 31, 1999
                             (thousands of dollars)



LIABILITIES AND CAPITAL

Current liabilities
 Notes payable               $    --
 Accounts payable               (622)
 Taxes accrued                    92
                             -------
                                (530)

Deferred income taxes             --
Other                             --
Common stock                     251
Retained earnings              1,272
                             -------
                             $   993
                             =======

                                                                       EXHIBIT A
                                                                   PAGE 35 OF 52


                        PEOPLES SALES AND SERVICE COMPANY
                                INCOME STATEMENT
                      TWELVE MONTHS ENDED December 31, 1999
                             (thousands of dollars)



Revenues                                      $            --
                                              ---------------

Expenses
   Cost of product sold                                    --
   Operation                                               --
   Taxes other than income                                 --
   Depreciation                                            --
                                              ---------------
Income from operations                                     --

Other Income                                               --
                                              ---------------

Income before provision for income taxes                   --
                                              ---------------
Provision for income taxes                                 --
                                              ---------------


Net income                                    $            --
                                              ===============

                                                                       EXHIBIT A
                                                                   PAGE 36 OF 52


                        PEOPLES SALES AND SERVICE COMPANY
                         STATEMENT OF RETAINED EARNINGS
                      TWELVE MONTHS ENDED December 31, 1999
                             (thousands of dollars)



Balance, beginning of period          $1,272

Add
 Net income                               --
                                      ------
                                       1,272
Deduct
 Cash dividends on capital stock
     Common                               --
                                      ------

Balance, end of period                $1,272
                                      ======

                                                                       EXHIBIT A
                                                                   PAGE 37 OF 52


                             TECO GAS SERVICES, INC.
                                  BALANCE SHEET
                                December 31, 1999
                             (thousands of dollars)



ASSETS


Current assets

 Cash and cash equivalents                           $  268
 Receivables, less allowance for uncollectibles       3,043
 Materials and supplies                                  --
 Prepayments                                              5
                                                     ------
                                                      3,316

Property, plant and equipment, at original cost
 Other property                                          44

 Less accum. Deprec.                                     23
                                                     ------
                                                         21
Other assets
 Deferred charges & other assets                         --
                                                     ------
                                                     $3,337
                                                     ======

                                                                       EXHIBIT A
                                                                   PAGE 38 OF 52


                             TECO GAS SERVICES, INC.
                                  BALANCE SHEET
                                December 31, 1999
                             (thousands of dollars)



LIABILITIES AND CAPITAL

Current liabilities
 Notes payable               $    --
 Accounts payable              1,032
 Taxes accrued                    (2)
                             -------
                               1,030

Deferred income taxes              5
Other                             --
Common stock                       1
Retained earnings              2,301
                             -------
                             $ 3,337
                             =======

                                                                       EXHIBIT A
                                                                   PAGE 39 OF 52


                             TECO GAS SERVICES, INC.
                                INCOME STATEMENT
                      TWELVE MONTHS ENDED December 31, 1999
                             (thousands of dollars)



Revenues                                      $13,749
                                              -------

Expenses
 Cost of product sold                          11,046
 Operation                                        392
 Taxes other than income                           15
 Depreciation                                       6
                                              -------
                                               11,459
                                              -------

Income before provision for income taxes        2,290
Provision for income taxes                        884
                                              -------


Net income                                    $ 1,406
                                              =======

                                                                       EXHIBIT A
                                                                   PAGE 40 OF 52


                             TECO GAS SERVICES, INC.
                         STATEMENT OF RETAINED EARNINGS
                      TWELVE MONTHS ENDED December 31, 1999
                             (thousands of dollars)



Balance, beginning of period          $2,203

Add
 Net income                            1,406
                                      ------
                                       3,609
Deduct
 Cash dividends on capital stock
     Common                            1,308
                                      ------

Balance, end of period                $2,301
                                      ======

                                                                       Exhibit A
                                                                   PAGE 41 OF 52

                         TECO POWER SERVICES CORPORATION
                           CONSOLIDATING BALANCE SHEET
                                December 31, 1999
                             (thousands of dollars)



                                                    TPS Int'l       TM Power          TPS                           Hardee
                                  TECO Power          Power         Venutres       Guatemala                         Power
                                (parent only)     (parent only)       LLC             One            TCAE           Partners
                                -------------     -------------    ---------       ---------       --------         --------
ASSETS
Current assets
   Cash and cash
     equivalents                  $     734         $     86        $   319        $   149        $   4,508         $   2,853
   Receivables                      124,249            6,260          1,456             86            5,794             6,427
   Inventories at average
     cost
            Fuel                         --               --             --             --               --             1,484
            Materials and
             supplies                    --               --             --             --              764             2,676
   Prepayments                           86               --             --            148              400                38
                                  ---------         --------        -------        -------        ---------         ---------
                                    125,069            6,346          1,775            383           11,466            13,478
                                  ---------         --------        -------        -------        ---------         ---------
Investment in
  subsidiaries                      224,796          204,111         18,007          8,769               --                --
                                  ---------         --------        -------        -------        ---------         ---------

 Property, plant &
    equipment, at
    original cost
       Plant in service                  --               --             --             --           41,927           206,844
       Construction work
         in Process (CWIP)           26,349               --         17,033             --               --                --
       Other property                 5,065               --             11             --              286                --
                                  ---------         --------        -------        -------        ---------         ---------
                                     31,414               --         17,044             --           42,213           206,844
       Less accum. deprec              (771)              --             --             --           (7,003)          (43,149)
                                  ---------         --------        -------        -------        ---------         ---------
                                     30,643               --         17,044             --           35,210           163,695
                                  ---------         --------        -------        -------        ---------         ---------
 Other assets
    Notes Receivable                 26,831           25,000             --         13,750               --                --
    Deferred charges &
       other assets                   5,522              458          3,508          1,815            4,455             3,280
                                  ---------         --------        -------        -------        ---------         ---------
                                  $ 412,861         $235,915        $40,334        $24,717        $  51,131         $ 180,453
                                  =========         ========        =======        =======        =========         =========

                                                                       Exhibit A
                                                                   PAGE 42 OF 52

                         TECO POWER SERVICES CORPORATION
                     CONSOLIDATING BALANCE SHEET (Continued)
                                December 31, 1999
                             (thousands of dollars)


                                  Hardee            Hardee           TPS            Pasco          TPS San         TPS
                                  Power I          Power II       Operation         Power            Jose      Operaciones
                                  -------          --------       ---------        --------        --------    -----------
ASSETS
Current assets
    Cash and cash
       equivalents                $    --           $    --        $ 1,352         $     --        $  4,185        $ 718
    Receivables                     4,999            14,796            476                2          18,303           19
    Inventories at average
       cost
         Fuel                          --                --             --               --           3,723           --
         Materials and
           supplies                    --                --             --               --             460           --
    Prepayments                        --                --             (2)              --              --           --
                                  -------           -------        -------         --------        --------        -----
                                    4,999            14,796          1,826                2          26,671          737
                                  -------           -------        -------         --------        --------        -----
Investment in
  subsidiaries                     10,921(1)         32,965             --               --              --           --
                                  -------           -------        -------         --------        --------        -----

 Property, plant &
    equipment, at
    original cost
       Plant in service                --                --             --               --              --           --
       Construction work
        in process (CWIP)              --                --             --               --         149,166           --
    Other property                     --                --             --               --              --           22
                                  -------           -------        -------         --------        --------        -----
                                       --                --             --               --         149,166           22
    Less accum. deprec                 --                --             --               --              --           (5)
                                  -------           -------        -------         --------        --------        -----
                                       --                --             --               --         149,166           17
                                  -------           -------        -------         --------        --------        -----
 Other assets
    Notes Receivable                   --                --             --               --              --           --
    Deferred charges &
       other assets                    --                --             --                6          49,159           37
                                  -------           -------        -------         --------        --------        -----
                                  $15,920           $47,761        $ 1,826         $      8        $224,996        $ 791
                                  =======           =======        =======         ========        ========        =====

(1) Investment in subsidiaries represent Hardee Power I's general partnership interest in Hardee Power Partners. The subsidiary is not consolidated at the Hardee Power I level. The financial statements of Hardee Power Partners are shown in full on pages 47 through 52.

\
                                                                       Exhibit A
                                                                   PAGE 43 OF 52

                         TECO POWER SERVICES CORPORATION
                     CONSOLIDATING BALANCE SHEET (Continued)
                                December 31, 1999
                             (thousands of dollars)


                                         TPS                  TPS de               Elimin-               TECO Power
                                  Administraciones           Ultramar               ations            (Consolidated)
                                  ----------------          ---------             ---------           --------------
ASSETS

Current assets
    Cash and cash
       equivalents                    $     181             $     206             $      --             $  15,291
    Receivables                             294                   790              (152,892)               31,059
    Inventories at average
       cost
         Fuel                                --                    --                    --                 5,207
         Materials and
           supplies                          --                    --                    --                 3,900
    Prepayments                              --                   420                    --                 1,090
                                      ---------             ---------             ---------             ---------
                                            475                 1,416              (152,892)               56,547
                                      ---------             ---------             ---------             ---------
Investment in
    subsidiaries                             --               101,206              (477,760)              123,015
                                      ---------             ---------             ---------             ---------
Property, plant &
    equipment, at
    original cost
       Plant in service                      --                    --                    --               248,771
       Construction work
        in process (CWIP)                    --                    --                    --               192,548
       Other property                       141                    --                    --                 5,525
                                      ---------             ---------             ---------             ---------
                                            141                    --                    --               446,844
       Less accum. deprec                   (16)                   --                    --               (50,944)
                                      ---------             ---------             ---------             ---------
                                            125                    --                    --               395,900
                                      ---------             ---------             ---------             ---------
Other assets
    Notes Receivable                         --                    --               (13,750)               51,831
    Deferred charges &
       other assets                           6                 4,898                    --                73,144
                                      ---------             ---------             ---------             ---------
                                      $     606             $ 107,520             $(644,402)            $ 700,437
                                      =========             =========             =========             =========

                                                                       Exhibit A
                                                                   PAGE 44 OF 52

                         TECO POWER SERVICES CORPORATION
                           CONSOLIDATING BALANCE SHEET
                                December 31, 1999
                             (thousands of dollars)


                                                   TPS Int'l         TM Power             TPS                               Hardee
                                 TECO Power           Power          Ventures          Guatemala                            Power
                               (parent only)     (parent only)         LLC                One              TCAE            Partners
                               -------------     -------------       --------          ---------         --------         ---------
LIABILITIES AND
CAPITAL

Current Liabilities
Long-term debt due
   within one year               $      --          $     --         $     --          $     --          $  2,442         $   6,426
Accounts payable                   343,590            97,724            1,706            22,701             1,719             3,255
Interest accrued                        86                --               --                --               178               858
Taxes accrued                          786                --               --             1,741               298                --
                                 ---------          --------         --------          --------          --------         ---------
                                   344,462            97,724            1,706            24,442             4,637            10,539

Deferred income taxes               (2,754)               --               --            (1,688)            1,740                --
Other deferred credits                  14                --               --                --               888               513
Sub debt - TECO Finance                 --                --               --                --            13,750                --
Notes Payable                       13,750                --               --                --                --                --
Long-term debt, less
  amount due within one
  year                                  --                --               --                --            19,533           125,514
Partners capital - HPI                  --                --               --                --                --            10,972
Subordinated debt - HPI                 --                --               --                --                --                 1
Partners capital - HPII                 --                --               --                --                --            32,916
Subordinated debt - HPII                --                --               --                --                --                 3
Partners capital - TPS
  Guatemala One                         --                --               --                --             1,144                --
Partners capital - TPSIP                --                --               --                --                --                --
Minority Interests                      --                --               --                --               412                --
Common stock                        52,341           132,788           42,717                 1                --                --
Retained earnings                    5,048             5,403           (4,089)            1,962             9,027                (5)
                                 ---------          --------         --------          --------          --------         ---------
                                 $ 412,861          $235,915         $ 40,334          $ 24,717          $ 51,131         $ 180,453
                                 =========          ========         ========          ========          ========         =========

                                                                       Exhibit A
                                                                   PAGE 45 OF 52

                         TECO POWER SERVICES CORPORATION
                     CONSOLIDATING BALANCE SHEET (Continued)
                                December 31, 1999
                             (thousands of dollars)


                                 Hardee          Hardee             TPS            Pasco           TPS San          TPS
                                 Power I        Power II        Operations         Power             Jose       Operaciones
                                 -------        --------        ----------        --------         --------     -----------

LIABILITIES AND
CAPITAL

Current Liabilities
Long-term debt due
   within one year               $    --         $    --         $    --          $     --         $ 10,141         $ --
Accounts payable                      --              --           2,001                 1           15,819            2
Interest accrued                      --              --              --                --              732           --
Taxes accrued                         12              40            (176)               --              225          241
                                 -------         -------         -------          --------         --------         ----
                                      12              40           1,825                 1           26,917          243

Deferred income taxes              4,014          12,040              --                --               --           --
Other deferred credits                --              --              --                --               --           --
Sub debt - TECO Finance               --              --              --                --               --           --
Notes Payable                         --              --              --                --               --           --
Long-term debt, less
   amount due within one
   year                               --              --              --                --           63,159           --
Partners capital - HPI                --              --              --                --               --           --
Subordinated debt - HPI               --              --              --                --               --           --
Partners capital - HPII               --              --              --                --               --           --
Subordinated debt - HPII              --              --              --                --               --           --
Partners capital - TPS
   Guatemala One                      --              --              --                --               --           --
Partners Capital - TPSIP              --              --              --                --               --          183
Minority Interests                    --              --              --                --           38,091           --
Common stock                      10,973          32,919               1                 7           96,829           --
Retained earnings                    921           2,762              --                --               --          365
                                 -------         -------         -------          --------         --------         ----
                                 $15,920         $47,761         $ 1,826          $      8         $224,996         $791
                                 =======         =======         =======          ========         ========         ====

                                                                       Exhibit A
                                                                   PAGE 46 OF 52

                         TECO POWER SERVICES CORPORATION
                     CONSOLIDATING BALANCE SHEET (Continued)
                                December 31, 1999
                             (thousands of dollars)


                                      TPS             TPS de             Elimin-             TECO Power
                               Administrationes      Ultramar             ations          (Consolidated)
                               ----------------     ---------           ---------         --------------
LIABILITIES AND
CAPITAL

Current Liabilities
Long-term debt due
   within one year                $      --         $      --           $      --           $  19,009
Accounts payable                        203             1,012            (147,967)            341,766
Interest accrued                         --                --                 (86)              1,768
Taxes accrued                           145                42                  --               3,354
                                  ---------         ---------           ---------           ---------
                                        348             1,054            (148,053)            365,897

Deferred income taxes                    --                --                  --              13,352
Other deferred credits                   --                --                  --               1,415
Sub debt - TECO Finance                  --                --                  --              13,750
Notes Payable                            --                --             (13,750)                 --
Long-term debt, less
   amount due within one
   year                                  --                --                  --             208,206
Partners capital - HPI                   --                --             (10,972)                 --
Subordinated debt - HPI                  --                --                  (1)                 --
Partners capital - HPII                  --                --             (32,916)                 --
Subordinated debt - HPII                 --                --                  (3)                 --
Partners capital - TPS
   Guatemala One                         --                --              (1,144)                 --
Partners capital - TPSIP                 81           102,879            (103,143)                 --
Minority Interests                       --                --               1,925              40,428
Common stock                             --                --            (316,235)             52,341
Retained earnings                       177             3,587             (20,110)              5,048
                                  ---------         ---------           ---------           ---------
                                  $     606         $ 107,520           $(644,402)          $ 700,437
                                  =========         =========           =========           =========

                                                                       Exhibit A
                                                                   PAGE 47 OF 52

                         TECO POWER SERVICES CORPORATION
                         CONSOLIDATING INCOME STATEMENT
                      TWELVE MONTHS ENDED December 31, 1999
                             (thousands of dollars)


                                                   TPS Int'l          TM Power            TPS                              Hardee
                                 TECO Power          Power            Ventures         Guatemala                            Power
                               (parent only)     (parent only)           LLC              One               TCAE          Partners
                               -------------     -------------        --------         ---------          -------         --------
Revenues                          $ 1,739           $    --           $    --           $    --           $16,793         $ 86,085
                                  -------           -------           -------           -------           -------         --------

Expenses
 Operation                          7,347                61             2,414             1,429             3,192            3,629
 Maintenance                           --                --                --                --                --            1,562
 Fuel                                  --                --                --                --                --           25,871
 Depreciation                         180                --                --                --             1,669            6,164
 BB4 - pass through                    --                --                --                --                --           23,246
 Taxes other than income               --                --                --                --               105            2,529
                                  -------           -------           -------           -------           -------         --------
                                    7,527                61             2,414             1,429             4,966           63,001
                                  -------           -------           -------           -------           -------         --------
Income from operations             (5,788)              (61)           (2,414)           (1,429)           11,827           23,084
Other income                        1,156             2,164                --                --                97              134
                                  -------           -------           -------           -------           -------         --------
Income before interest &
   income taxes                    (4,632)            2,103            (2,414)           (1,429)           11,924           23,218
                                  -------           -------           -------           -------           -------         --------
Interest charges
   Long-term debt                  (2,667)               --                --            (1,952)            4,265           10,692
   Other interest expense              --                --                --                --                --              (59)
                                  -------           -------           -------           -------           -------         --------
                                   (2,667)               --                --            (1,952)            4,265           10,633
                                  -------           -------           -------           -------           -------         --------

Income before provision
   for income taxes                (1,965)            2,103            (2,414)              523             7,659           12,585

Provision for income
   taxes                           (1,156)               --                --             1,588             1,139               --
                                  -------           -------           -------           -------           -------         --------
Net income                        $  (809)          $ 2,103           $(2,414)          $(1,065)          $ 6,520         $ 12,585
                                  =======           =======           =======           =======           =======         ========

                                                                       Exhibit A
                                                                   PAGE 48 OF 52

                         TECO POWER SERVICES CORPORATION
                   CONSOLIDATING INCOME STATEMENT (Continued)
                      TWELVE MONTHS ENDED December 31, 1999
                             (thousands of dollars)


                                       Hardee            Hardee             TPS               TPS San              TPS
                                      Power I           Power II        Operations              Jose           Operaciones
                                     ---------         ---------        ----------            ---------        -----------
Revenues                             $   3,146         $   9,439         $      --            $      --         $   1,453
                                     ---------         ---------         ---------            ---------         ---------

Expenses
 Operation                                  --                --                --                   --             1,089
 Maintenance                                --                --                --                   --                --
 Fuel                                       --                --                --                   --                --
 Depreciation                               --                --                --                   --                 4
 BB4 - pass through                         --                --                --                   --                --
 Taxes other than income                    --                --                --                   --                --
                                     ---------         ---------         ---------            ---------         ---------
                                            --                --                --                   --             1,093
                                     ---------         ---------         ---------            ---------         ---------
Income from operations                   3,146             9,439                --                   --               360
Other income                                --                --                --                   --               (21)
                                     ---------         ---------         ---------            ---------         ---------
Income before interest &
   income taxes                          3,146             9,439                --                   --               339
                                     ---------         ---------         ---------            ---------         ---------

Interest charges
   Long-term debt                           --                --                --                   --                --
   Other interest expense                   --                --                --                   --                --
                                     ---------         ---------         ---------            ---------         ---------
                                            --                --                --                   --                --
                                     ---------         ---------         ---------            ---------         ---------

Income before provision
   for income taxes                      3,146             9,439                --                   --               339

Provision for income
   taxes                                 1,213             3,641                --                   --               142
                                     ---------         ---------         ---------            ---------         ---------

Net income                           $   1,933         $   5,798         $      --            $      --         $     197
                                     =========         =========         =========            =========         =========

                                                                       Exhibit A
                                                                   PAGE 49 OF 52

                         TECO POWER SERVICES CORPORATION
                   CONSOLIDATING INCOME STATEMENT (Continued)
                      TWELVE MONTHS ENDED December 31, 1999
                             (thousands of dollars)


                                            TPS              TPS de              Elimin-                TECO Power
                                     Administrationes       Ultramar              ations              (Consolidated)
                                     ----------------      ---------            ---------             --------------
Revenues                                $     753          $   2,689            $ (12,585)              $ 109,512
                                        ---------          ---------            ---------               ---------

Expenses
 Operation                                    583                790                   --                  20,534
 Maintenance                                   --                 --                   --                   1,562
 Fuel                                          --                 --                   --                  25,871
 Depreciation                                  11                 --                   --                   8,028
 BB4 - pass through                            --                 --                   --                  23,246
 Taxes other than income                       14                  9                   --                   2,657
                                        ---------          ---------            ---------               ---------
                                              608                799                   --                  81,898
                                        ---------          ---------            ---------               ---------
Income from operations                        145              1,890              (12,585)                 27,614
Other income                                   16                149                  226                   3,921
                                        ---------          ---------            ---------               ---------
Income before interest &
   income taxes                               161              2,039              (12,359)                 31,535
                                        ---------          ---------            ---------               ---------

Interest charges
   Long-term debt                              --                 --                   --                  10,338
   Other interest expense                      --                 --                   --                     (59)
                                        ---------          ---------            ---------               ---------
                                               --                 --                   --                  10,279
                                        ---------          ---------            ---------               ---------

Income before provision
   for income taxes                           161              2,039              (12,359)                 21,256

Provision for income
   taxes                                       68                 --                   --                   6,635
                                        ---------          ---------            ---------               ---------

Net income                              $      93          $   2,039            $ (12,359)              $  14,621
                                        =========          =========            =========               =========

                                                                       Exhibit A
                                                                   PAGE 50 OF 52

                         TECO POWER SERVICES CORPORATION
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      TWELVE MONTHS ENDED December 31, 1999
                             (thousands of dollars)


                                               TPS Int'l            TM Power           TPS                               Hardee
                            TECO Power           Power              Ventrues        Guatemala                             Power
                          (parent only)      (parent only)            LLC              One               TCAE           Partners
                          -------------      -------------          --------        ---------          --------         --------
Balance, beginning
   of period                 $ 3,635            $   970             $    --          $ 2,722           $  5,022         $  1,469

Add: Net income               10,188(1)           6,536(2)           (2,414)          (1,065)            (6,520)          12,585
                             -------            -------             -------          -------           --------         --------
                              13,823              7,506              (2,414)           1,657             (1,498)          14,054
Deduct:
   Cash dividends on
    capital stock
    Common                     8,775              2,103               1,675             (305)           (10,525)          14,059


Balance, end of              -------            -------             -------          -------           --------         --------
period                       $ 5,048            $ 5,403             $(4,089)         $ 1,962           $  9,027         $     (5)
                             =======            =======             =======          =======           ========         ========


(1) Includes $10,997 of TECO Power Service's equity in earnings of subsidiaries.

(2) Includes $4,433 of TPS International Power's equity in earnings of subsidiaries.

                                                                       Exhibit A
                                                                   PAGE 51 OF 52

                         TECO POWER SERVICES CORPORATION
            CONSOLIDATING STATEMENT OF RETAINED EARNINGS (Continued)
                      TWELVE MONTHS ENDED December 31, 1999
                             (thousands of dollars)


                               Hardee          Hardee           TPS             TPS San          TPS
                               Power I        Power II       Operations           Jose       Operaciones
                              --------        --------       ----------         --------     -----------
Balance, beginning
   of period                  $    899        $  2,697        $     --          $     --      $    168

Add: Net income                  1,933           5,798              --                --           197
                              --------        --------        --------          --------      --------
                                 2,832           8,495              --                --           365
Deduct:
   Cash dividends on
    capital stock
    Common                       1,911           5,733              --                --            --


Balance, end of               --------        --------        --------          --------      --------
   period                     $    921        $  2,762        $     --          $     --      $    365
                              ========        ========        ========          ========      ========

                                                                       Exhibit A
                                                                   PAGE 52 OF 52

                         TECO POWER SERVICES CORPORATION
            CONSOLIDATING STATEMENT OF RETAINED EARNINGS (Continued)
                      TWELVE MONTHS ENDED December 31, 1999
                             (thousands of dollars)


                                                                                      TECO
                                TPS            TPS de             Elimin-            Power
                          Administrationes    Ultramar             ations        (Consolidated)
                          ----------------    --------           --------        --------------
Balance, beginning
   of period                  $     84        $  1,548           $(15,579)          $  3,635

Add: Net income                     93           2,039            (14,749)            14,621
                              --------        --------           --------           --------
                                   177           3,587            (30,328)            18,256
Deduct:
   Cash dividends on
    capital stock
    Common                          --              --            (10,218)            13,208

Balance, end of               --------        --------           --------           --------
   period                     $    177        $  3,587           $(20,110)          $  5,048
                              ========        ========           ========           ========

                                                                       EXHIBIT B
                                                                     PAGE 1 OF 1



                             FINANCIAL DATA SCHEDULE



A financial data schedule was filed as Exhibit 27 (EX-27) part of the electronic filing of this document made with the Securities and Exchange Commission via EDGAR.

                                                                       EXHIBIT C
                                                                     PAGE 1 OF 3

                              ORGANIZATIONAL CHART
                      SHOWING THE RELATIONSHIP OF EACH EWG
                OR FOREIGN UTILITY COMPANY TO ASSOCIATE COMPANIES
                          IN THE HOLDING-COMPANY SYSTEM

1. TECO Energy
      TECO Power Services
          TPS Guatemala One
              TCAE (EWG)

2. TECO Power Services
          TPS International Power
              TPS de Ultramar
                TPS de Ultramar Guatemala
                   DECA II
                      EEGSA (foreign utility)

3.  TECO Power Services
          TPS International Power
              TPS San Jose, LDC
                San Jose Power Holding
                Palm Import and Export
                Triangle Finace
                   CGESJ (EWG, foreigh utility)

4.      TECO Power Services
          TM Power Ventrues, L.L.C.
              TM Czech Power L.L.C.
                TM Kladno Electricidad, s.r.l.
                   TM Kladno B.V.
                      Nations Kladno II, B.V.
                         Matra Powerplant Holdings, B.V.
                           ECK Generating, s.r.o (foreign
                                   utility)

5.      TECO Power Services
          TM Power Ventures, L.L.C.
              TM ECK, L.L.C.
                Nations Kladno, B.V.
                   Energaticke Centrum Kladno, a.s.(ECK)(foreign
                                   utility)

6.      TECO Power Services
          TM Power Ventures, L.L.C.
              TM Delmarva Power, L.L.C.
                Commonwealth Chesapeake Company, L.L.C. (EWG)

                                                                       Exhibit C
                                                                     Page 2 of 3


The ownership percentages for the above at December 31, 1999 are as follows:

1.       TECO Power had a 100 percent ownership interest in TPS Guatemala One.

         TPS Guatemala One had a 96.06 percent ownership interest in TCAE.

2.       TECO Power had a 100 percent ownership interest in TPS International
         Power.

         TPS International Power had a 100 percent ownership interest in TPS de Ultramar.

         TPS de Ultramar had a 99 percent ownership interest in TPS de Ultramar Guatemala.

         TPS International Power had a 1 percent ownership interest in TPS de Ultramar Guatemala.

         TPS de Ultramar Guatemala had a 30 percent ownership interest in DECA
         II.

         DECA II had an 80 percent ownership in EEGSA.

3.       TECO Power had a 100 percent ownership interest in TPS International
         Power.

         TPS International Power had a 100 percent ownership interest in TPS San Jose, LDC.

         TPS San Jose, LDC had a 63.77 percent interest in the class A shares of San Jose Power Holding Company, Ltd.

         TPS San Jose, LDC had a 100 percent interest in Palm Import and Export Corp.

         TPS San Jose, LDC had a 66.67 percent interest in Triangle Finance Company, L.L.C.

         San Jose Power Holding Company, Ltd. had a 92 percent interest in
         CGESJ.

         Palm Import and Export Corporation had an 8 percent interest in CGESJ.

4.       TECO Power had a 50 percent ownership interest in TM Power Ventures,
         L.L.C.

         TM Power Ventures, L.L.C. had a 100 percent ownership interest in TM Czech Power L.L.C.

                                                                      Exhibit  C
                                                                     Page 3 of 3

         TM Czech Power L.L.C. had a 100 percent interest in TM Kladno Electricidad, s.r.l.

         TM Kladno Electricidad, s.r.l. had a 100 percent interest in TM Kladno, B.V.

         TM Kladno B.V. had a 50 percent interest in Nations Kladno II B.V.

         Nations Kladno II B.V. had a 30 percent interest in Matra Powerplant Holdings, B.V.

         Matra Powerplant Holdings, B.V. had an 89 percent interest in ECK Generating.

5.       TECO Power had a 50 percent ownership interest in TM Power Ventures,
         L.L.C.

         TM Power Ventures, L.L.C. had a 100 percent ownership in TM ECK L.L.C.

         TM ECK L.L.C. had a 50 percent interest in Nations Kladno B.V.

         Nations Kladno B.V. had a 26.7 percent interest in ECK.

6.       TECO Power had a 50 percent ownership interest in TM Power Ventures,
         L.L.C.

         TM Power Ventures, L.L.C. had a 100 percent ownership in TM Delmarva Power, L.L.C.

         TM Delmarva Power, L.L.C. had a 50 percent ownership interest in Commonwealth Chesapeake Company, L.L.C.